Form 10KSB, Exhibit 13
period 2001-12-31
NBOG BANCORPORATION INC
filed 2002-04-01
CIK 1124676

EXHIBIT 13.1
                                                          ------------

                         NBOG BANCORPORATION, INC.
                           GAINESVILLE, GEORGIA

                       AUDITED FINANCIAL STATEMENTS
                        DECEMBER 31, 2001 AND 2000



                       INDEX TO FINANCIAL STATEMENTS


Independent Auditor's Report......................................F-2

Balance Sheets as of December 31, 2001 and 2000...................F-3

Statement of Operations
  from inception, November 2, 1999 through December 31, 2001 and for the years ended December 31, 2001 and 2000..............F-4

Statement of Changes in Stockholders' Equity (Deficit)
  from inception, November 2, 1999 through December 31, 1999 and for the years ended December 31, 2001 and 2000..............F-5

Statement of Cash Flows
  from inception, November 2, 1999 through December 31, 2001 and for the years ended December 31, 2001 and 2000..............F-6

Notes to Financial Statements.....................................F-7



To the Board of Directors
NBOG Bancorporation, Inc.
Gainesville, Georgia


     We have audited the accompanying balance sheets of NBOG Bancorporation, Inc., Gainesville, Georgia (the "Company") a development stage enterprise, as of December 31, 2001 and 2000 and the related statements of operations, changes in stockholders' equity and cash flows for the period from inception (November 2, 1999) to December 31, 2001 and for each of the two years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NBOG Bancorporation, Inc, as of December 31, 2001, and 2000 and the results of its operations and its cash flows for the period from inception (November 2, 1999) to December 31, 2001 and for each of the two years in the period ended December 31, 2001, in conformity with generally accepted accounting principles.

/s/ Francis and Company, CPAs

Atlanta, Georgia
March 25, 2002



                         NBOG Bancorporation, Inc.
                     (A Development Stage Enterprise)
                              Balance Sheet


                                                     December 31,
                                              --------------------------
ASSETS                                            2001           2000
------                                            ----           ----
Cash                                          $    -  -      $       609
Property and equipment, net                       264,937         24,072
Deferred registration costs                       264,517         59,673
Other assets                                       39,153         12,411
                                              -----------    -----------
     Total Assets                             $   568,607    $    96,765
                                              ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Liabilities:
Accounts payable                              $    20,649    $     3,791
Note payable                                    1,082,140        237,540
                                              -----------    -----------
     Total Current Liabilities                $ 1,102,789    $   241,331
                                              -----------    -----------

Commitments and contingencies (Note 4)

Stockholders' equity (Note 1):
Preferred stock, no par value,
  10.0 million shares authorized,
  no shares issued or outstanding             $    -  -      $    -  -
Common stock, no par value,
  50.0 million shares authorized,
  no shares issued or outstanding                     200            200
Stock subscription receivable                        (200)          (200)
(Deficit) accumulated
  during the development stage                   (534,182)      (144,566)
                                              -----------    -----------
     Total Stockholders' Equity               $  (534,182)   $  (144,566)
                                              -----------    -----------
     Total Liabilities
      and Stockholders' Equity                $   568,607    $    96,765
                                              ===========    ===========


               Refer to notes to the financial statements.



                        NBOG BANCORPORATION, INC.
                    (A DEVELOPMENT STAGE ENTERPRISE)
                        STATEMENTS OF OPERATION


                                                            From inception,
                               For the         For the       Nov. 2, 1999,
                              year ended      year ended        through
                             Dec. 31, 2001   Dec. 31, 2000   Dec. 31, 2001
                             -------------   -------------   -------------

Revenues                     $   -  -        $   -  -        $   -  -
                             ----------      ----------      ----------
Expenses:
 Salaries and benefits       $  210,498      $   50,999      $  261,497
 Organizational expenses         26,488          52,581          86,569
 Depreciation expense             9,273           5,656          14,929
 Interest expense                36,125           7,610          43,865
 Rental expense                  15,142           4,690          19,832
 Insurance                       27,292          -  -            27,292
 Professional fees               12,520           2,492          15,012
 Telephone and utilities         14,513           3,901          18,414
 Other expenses                  37,765           9,007          46,772
                             ----------      ----------      ----------
Total expenses               $  389,616      $  136,936      $  534,182
                             ----------      ----------      ----------
Net (loss)                   $ (389,616)     $ (136,936)     $ (534,182)
                             ==========      ==========      ==========


                Refer to notes to the financial statements.



                        NBOG BANCORPORATION, INC.
                    (A DEVELOPMENT STAGE ENTERPRISE)
         STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
      FROM INCEPTION (NOVEMBER 2, 1999) THROUGH DECEMBER 31, 2001


                                                 (Deficit)
                                      Stock     Accumulated
                                       Sub-      During the
                           Common   scription   Development
                           Stock    Receivable     Stage         Total

Issuances of
 organizational shares     $  200    $ (200)    $   -  -      $   -  -
Net (loss), 1999              --        --          (7,630)       (7,630)
                           ------    ------     ----------    ----------

Balance,
 December 31, 1999         $  200    $ (200)    $   (7,630)   $   (7,630)
                           ------    ------     ----------    ----------

Net (loss)
 year ended
 December 31, 2000         $  --     $  --      $ (136,936)   $ (136,936)
                           ------    ------     ----------    ----------

Balance,
 December 31, 2000         $  200    $ (200)    $ (144,566)   $ (144,566)
                           ------    ------     ----------    ----------

Net (loss)
 year ended
 December 31, 2001         $  --     $  --      $ (389,616)   $ (389,616)
                           ------    ------     ----------    ----------
Balance,
 December 31, 2001         $  200    $ (200)    $ (534,182)   $ (534,182)
                           ======    ======     ==========    ==========


               Refer to notes to the financial statements.



                      NBOG BANCORPORATION, INC.
                  (A DEVELOPMENT STAGE ENTERPRISE)
                      STATEMENTS OF CASH FLOWS
                                                                 For
                                                              inception,
                                      For           For         Nov. 2,
                                    the year      the year       1999
                                     ended          ended       through
                                    Dec. 31,       Dec. 31,     Dec. 31,
                                      2001          2000         2001
                                   ----------    ---------    ----------
Cash flows from pre-
 operating activities of
 the development stage:
   Net (loss)                     $ (389,616)   $ (136,936)   $ (534,182)
   Adjustments to reconcile
    net (loss) to cash used
    by pre-operation activities
    of the development stage:
     (Increase) in other assets      (26,742)      (12,411)      (39,153)
     Increase in payables
      and accruals                    16,858         3,218        20,649
     Depreciation                      9,273         5,656        14,929
     (Increase) in
      registration costs            (204,844)      (59,673)     (264,517)
                                  ----------    ----------    ----------
Net cash used by pre-
 operating activities of
 the development stage            $ (595,071)   $ (200,146)   $ (802,274)
                                  ----------    ----------    ----------
Cash flows from
 investing activities:
   Purchase of fixed assets       $ (250,138)   $  (29,728)   $ (279,866)
                                  ----------    ----------    ----------
Net cash used in
 investing activities             $ (250,138)   $  (29,728)   $ (279,866)
                                  ----------    ----------    ----------
Cash flows from
 financing activities:
   Increase in borrowings         $  844,600    $  227,540    $1,082,140
                                  ----------    ----------    ----------
Net cash from
 financing activities             $  844,600    $  227,540    $1,082,140
                                  ----------    ----------    ----------

Net increase (decrease) in cash   $     (609)   $   (2,334)   $        0
Cash, beginning of period                609         2,943             0
                                  ----------    ----------    ----------
Cash, end of period               $        0    $      609    $        0
                                  ==========    ==========    ==========

Supplemental disclosures of cash flow information
Cash paid for:
   Interest                       $   37,126    $    6,682    $   43,808
                                  ==========    ==========    ==========
Non-cash financing activity:
   Stock subscription receivable  $   -  -      $      200    $      200
                                  ==========    ==========    ==========


                  Refer to notes to the financial statements.



                            NBOG BANCORPORATION, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000


NOTE 1 - SUMMARY OF ORGANIZATION

	NBOG Bancorporation, Inc., Gainesville, Georgia (the "Company") is a proposed one-bank holding company with respect to a de novo bank, The National Bank of Gainesville (In organization), Gainesville, Georgia (the "Bank"). Prior to the Company's incorporation on June 20, 2000, a group of organizers, on November 2, 1999 formed GSB LLC ("GSB") to facilitate in the initial process of organizing and forming both the Company and the Bank. On August 10, 2000, GSB merged with and into the Company. Accordingly, all assets, liabilities, rights, revenues and expenses acquired, incurred or undertaken by GSB from inception have been transferred to the Company. Consequently, all financial transactions undertaken by GSB prior to the above merger are reflected in the Company's financial statements as of and for the period ended December 31, 2001.

	The Company obtained preliminary approvals from the Office of the Comptroller of the Currency (the "OCC") to charter the Bank, from the Federal Deposit Insurance Corporation (the "FDIC") to insure deposits up to $100,000 per depositor, from the Federal Reserve Board (the "FRB"), and the Georgia Department of Banking and Finance (the "GDBF") to form a bank holding company with respect to the Bank..

	The Company is authorized to issue up to 50.0 million shares of its no par value common stock ("Common Stock"). Each share is entitled to one vote and shareholders have no preemptive, cumulative voting or conversion rights. As of December 31, 2000, 20 shares of the Company's Common Stock have been subscribed to at $10.00 per share. As of December 31, 2001, no shares of the Company's Common Stock were issued or outstanding.

	The Company is also authorized to issue of up to 10.0 million shares of Preferred Stock. The Company's Board of Directors may, without further action by the shareholders, direct the issuance of Preferred Stock for any proper corporate purpose with preferences, voting powers, conversion rights, qualifications, special or relative rights and privileges which could adversely affect the voting power or other rights of shareholders of Common Stock. As of December 31, 2001, there were no shares of the Company's Preferred Stock issued or outstanding.

	The Company filed a Registration Statement on Form SB-2 with the Securities and Exchange Commission offering for sale a minimum of 625,000 and maximum of 1,000,000 shares of its no par value Common Stock (the "Offering"). The sales price for each share of Common Stock is $10.00. All subscription proceeds will be held by an Escrow Agent pending acceptance of subscriptions, completion of the Offering, receipt of preliminary approvals from the OCC, FDIC, FRB, and the GDBF, and receipt of approval from the OCC to break escrow. As of December 31, 2001, the Offering was completed as 630,622 shares of Common Stock were sold for $6,306,220.

	The Company's Articles of Incorporation and Bylaws contain certain provisions that might be deemed to have potential defensive "anti takeover" effects. These certain provisions include: (i) provisions relating to persons authorized to call a special meeting of shareholders; (ii) the ability of the Board of Directors to issue additional shares of authorized Preferred Stock without shareholder approval, thus retaining the ability to dilute any potential acquirer attempting to gain control by purchasing Company stock; (iii) a staggered Board of Directors, limiting the ability to change the members of the Board in a timely manner; and (iv) a provision that requires two-thirds the shareholders to approve mergers and similar transactions, and amendments to the Articles of Incorporation and Bylaws.

	The Company is a development stage enterprise as defined by the Financial Accounting Standards Board Statement No. 7, "Accounting and Reporting by Development Stage Enterprises," as it devotes substantially all its efforts to establishing a new business, its planned principal operations have not commenced and there has been no significant revenue from the planned principal operations.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

	BASIS OF ACCOUNTING. The accounting and reporting policies of the Company conform to generally accepted accounting principles for a development stage enterprise. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, shareholders' equity (deficit) and net income (loss). Actual results may differ significantly from those estimates. The Company uses the accrual basis of accounting by recognizing revenues when they are earned and expenses in the period incurred, without regard to the time of receipt or payment of cash. The Company has adopted a fiscal year that ends on December
31, effective for the period ended December 31, 2000.

	ORGANIZATIONAL EXPENSES. Organizational expenses are costs that have been incurred in the expectation that they will generate future revenues or otherwise benefit periods after the Company reaches the operating stage. Organizational expenses generally include incorporation, legal and accounting fees incurred in connection with establishing the Company. In accordance with recent accounting pronouncements, all organizational expenses have been expensed when incurred.

	PROPERTY AND EQUIPMENT. Furniture and equipment are stated at cost, net of accumulated depreciation. Land is carried at cost. Depreciation is computed using the straight line method over the estimated useful lives of the related assets. Maintenance and repairs are charged to operations, while major improvements are capitalized. upon retirement, sale or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the accounts, and gain or loss is included in income from operations.

	INCOME TAXES. The Company will be subject to taxation whenever taxable income is generated. As of December 31, 2001, no income taxes had been accrued since no taxable income had been generated.

	BASIC (LOSS) PER SHARE. Per share data for the period from inception, November 2, 1999 through December 31, 2001 is not included since no shares were issued and outstanding.

	STATEMENT OF CASH FLOWS. The statement of cash flows was prepared using the indirect method. Under this method, net loss was reconciled to net cash flows from pre-operating activities by adjusting for the effects of current assets and short term liabilities.


NOTE 3 - PROPERTY AND EQUIPMENT

     Furniture and equipment are stated at cost less accumulated depreciation. Land is stated at cost. Components of property and equipment included in the consolidated balance sheets at December 31, 2001 and 2000 follow:

                                                December 31,
                                         --------------------------
                                            2001             2000
                                            ----             ----
     Land                                $ 249,272        $   1,163
     Furniture and equipment                30,594           28,565
                                         ---------        ---------
       Property and equipment, gross     $ 279,866        $  29,728
     Deduct:
      Accumulated depreciation             (14,929)          (5,656)
                                         ---------        ---------
      Property and equipment, net        $ 264,937        $  24,072
                                         =========        =========

     Depreciation expenses for the years ended December 31, 2001 and 2000 amounted to $9,273 and $5,656, respectively. Depreciation is charged to operations over the estimated useful lives of the assets. The estimated useful lives and methods of depreciation for the principal items follow:

         Type of Asset          Life in Years         Depreciation Method
       ---------------          -------------         -------------------
    Furniture and equipment         3 to 7                Straight-line


NOTE 4 - DEFERRED REGISTRATION COST

	Deferred registration costs are deferred and incremental costs incurred by the Company in connection with the underwriting and issuance of its Common
Stock. Deferred registration costs do not include any allocation of salaries, overhead or similar costs. In a successful offering, deferred registration costs are deducted from the Company's Common Stock account once proceeds from the sale of stock are transferred to the Company. Deferred registration costs that are associated with an unsuccessful offering are charged to operations in the period during which the offering is deemed unsuccessful.

	A summary of deferred registration costs as of December 31, 2001 and 2000 follows:
                                                December 31,
                                         --------------------------
                                            2001             2000
                                            ----             ----
          Marketing and sales           $  189,360       $   -  -
          Professional fees                 62,912           50,644
          Miscellaneous, other              12,245            9,029
                                        ----------       ----------
                                        $  264,517       $   59,673
                                        ==========       ==========


NOTE 5 - COMMITMENTS AND CONTINGENCIES

	The Company's operations from inception through December 31, 2001 have been funded through a line of credit ("LOC") and other borrowings ("Loan") from an unrelated financial institution. The LOC is for up to $900,000 and carries an interest rate of prime less one-half percent. The LOC is unsecured but is guaranteed by several members of the Company's Board of Directors. The LOC matures January 20, 2002; it had an outstanding balance of $854,170 at December 31, 2001. This LOC was renewed subsequent to December 31, 2001, with the amount increasing to $1.2 million.

	The Company borrowed an additional $225,000 to acquire the land on which the main banking facility will be built. The note matures January 31, 2002; it carries an interest rate of prime and requires monthly interest-only payments. As of December 31, 2001, the balance on the Loan amounted to $225,000. The loan was renewed subsequent to December 31, 2001.

	On June 1, 2000 the Company entered into a one-year agreement to lease an office space from which it currently operates. The rental fee is $670 per month. The lease agreement was not renewed after expiration, but the Company continued to lease the space on a month-to-month basis. For the years ended December 31, 2001 and 2000, expenses associated with the above lease amounted to $15,123 and $4,690, respectively. This is a related-party transaction as the owner of the office space serves on the Company's Board of Directors.

	On August 22, 2000, the Company entered into an employment agreement (the "Agreement I") with its current president and chief executive officer (the "CEO"). Agreement I became effective on September 1, 2000 and it covers a period of five years. Thereafter, it renews on an annual basis upon review of the CEO's performance by the Board of Directors. The CEO's salary for calendar year 2000 and 2001 was based upon an annual salary of $100,000 and $105,000, respectively. For calendar 2002, and until the Bank opens for business, the CEO's salary will be based upon $105,000 per year and $125,000 per year once the bank opens for business. Agreement I also provides for options to acquire up to 12,000 shares of the Company's Common Stock at $10.00 per share or at market value, whichever is greater. Agreement I also provides for other customary benefits such as bonuses, vacations, and insurance benefits. The CEO may be terminated for "cause" or "complete disability", as defined by Agreement I; if terminated for reasons other than for "cause", the CEO is entitled to certain compensation.

	On August 30, 2001, the Bank entered into an employment agreement (the "Agreement II") with its current Chief Financial Officer (the "CFO"). Agreement II covers a period of three years at a base salary of $72,000 per year. Agreement II also provides for options to acquire up to 3,000 shares of the Company's Common Stock at $10.00 per share or at market value, whichever is greater. Agreement II also provides for other customary benefits such as bonuses, vacations, and insurance benefits. The CFO may be terminated for "cause" or "complete disability" as defined by Agreement II; if terminated for reasons other than for "cause", the CFO is entitled to certain compensation.


NOTE 6 - RELATED PARTY TRANSACTIONS

	Members of the Board of Directors are entitled to receive, in aggregate, 209,636 stock warrants. A stock warrant entitles its holder to purchase, at any time within ten years from the date the Bank opens for business, an additional share of the Company's Common Stock for $10.00. These warrants will vest for one-third (1/3) of the shares covered by the warrants on each anniversary of the date the Bank opened for business so long as the director has served continuously as a director of the Company/Bank from opening date until the particular anniversary and has attended a minimum of 75% of the Board's meetings. In the event of a change in control, the above warrants will vest immediately. The warrants may be subject to conditions imposed by the Company/Bank regulators.

	The Board of Directors approved the proposal for the 2000 Stock Option Plan (the "Proposed Plan"), which Proposed Plan is subject to shareholders' approval. The maximum number of options in the Proposed Plan will not exceed twenty percent (20%) of all shares to be sold in the Offering. The Proposed Plan permits the Board to grant stock options to eligible persons (employees and members of the Board) subject to conditions imposed by the Board.

	Please refer to Note 2 concerning the $900,000 line of credit guaranteed by members of the Board.

	Please refer to Note 5 concerning employment agreements.

	Please refer to Note 5 concerning the lease agreement with a member of the Board.

	Please refer to Note 1 concerning the merger of GSB with and into the Company.


NOTE 7 - SUBSEQUENT EVENTS

     Subsequent to December 31, 2001, but prior to the issuance of this report, the Company was able to break escrow and obtain the proceeds from the sale of stock. Principal banking operations commenced on March 25, 2002, when the Bank opened for business.

     As the Company commenced principal banking operations, it is no longer a development stage enterprise. Also, since proceeds from the sale of stock were obtained by the Company, it eliminates going concern issues.