Form 10KSB, Exhibit 13
period 2002-12-31
NBOG BANCORPORATION INC
filed 2003-03-31
CIK 1124676

EXHIBIT 13.1





                            NBOG BANCORPORATION, INC.

                                 AND SUBSIDIARY




                        CONSOLIDATED FINANCIAL STATEMENTS


                           DECEMBER 31, 2002 AND 2001


                 (WITH INDEPENDENT ACCOUNTANTS' REPORT THEREON)

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




To the Board of Directors
NBOG Bancorporation, Inc.

We have audited the accompanying consolidated balance sheets of NBOG Bancorporation, Inc. and subsidiary as of December 31, 2002, and the related consolidated statements of operations and comprehensive loss, changes in shareholders' equity and cash flows for the year ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements for the year ended December 31, 2001 were audited by other auditors, whose report was dated March 25, 2002 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2002 consolidated financial statements referred to above present fairly, in all material respects, the financial position of NBOG Bancorporation, Inc. and subsidiary as of December 31, 2002 and the results of their operations and their cash flows for the year then ended, in conformity with auditing standards generally accepted in the United States of America.



/s/ Porter Keadle Moore, LLP

Atlanta, Georgia
February 17, 2003

                          NBOG BANCORPORATION, INC. AND SUBSIDIARY

                                CONSOLIDATED BALANCE SHEETS

                                 DECEMBER 31, 2002 AND 2001


                                                                       2002         2001
                                                                   ------------  ----------
                                     Assets
                                     ------
Cash and due from banks                                            $   540,227           -
Federal funds sold                                                  13,254,000           -
                                                                   ------------  ----------

        Cash and cash equivalents                                   13,794,227           -

Investment securities available-for-sale                             6,940,158           -
Other investments                                                      145,250           -
Loans, net                                                          25,716,715           -
Premises and equipment, net                                            664,093     264,937
Deferred offering costs                                                      -     264,517
Accrued interest receivable                                            162,782           -
Other assets                                                            46,302      39,153
                                                                   ------------  ----------

                                                                   $47,469,527     568,607
                                                                   ============  ==========

                      Liabilities and Shareholders' Equity
                      ------------------------------------

Liabilities:
    Deposits:
        Demand                                                     $ 1,675,329           -
        Interest bearing demand                                        339,639           -
        Savings                                                      4,469,832           -
        Time < $100,000                                             14,753,024           -
        Time > $100,000                                             21,069,502           -
                                                                   ------------  ----------

        Total deposits                                              42,307,326           -

    Notes payable                                                         -  -   1,082,140
    Accrued interest payable                                           467,032           -
    Other liabilities                                                   24,340      20,649
                                                                   ------------  ----------

        Total liabilities                                           42,798,698   1,102,789
                                                                   ------------  ----------

Shareholders' equity:
    Preferred stock, no par value; 10,000,000 shares authorized;
        no shares issued and outstanding                                  -  -           -
    Common stock, no par value; 50,000,000 shares authorized;
        655,622 and no shares issued and outstanding                 6,282,782         200
    Stock subscription receivable                                         -  -        (200)
    Accumulated deficit                                             (1,675,008)   (534,182)
    Accumulated other comprehensive income                              63,055           -
                                                                   ------------  ----------

        Total shareholders' equity (deficit)                         4,670,829    (534,182)
                                                                   ------------  ----------

                                                                   $47,469,527     568,607
                                                                   ============  ==========


See accompanying notes to consolidated financial statements.

                          NBOG BANCORPORATION, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

                       FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001


                                                                           2002       2001
                                                                        ----------  --------
Interest income:
    Interest and fees on loans                                          $  925,545        -
    Interest income on investments                                         123,512        -
    Interest income on federal funds sold                                  234,404        -
                                                                        ----------  --------

        Total interest income                                            1,283,461        -
                                                                        ----------  --------

Interest expense:
    Interest on deposits                                                   876,975        -
    Other                                                                    7,450   36,125
                                                                        ----------  --------

        Total interest expense                                             884,425   36,125
                                                                        ----------  --------

        Net interest income (expense)                                      399,036  (36,125)

Provision for loan losses                                                  259,744        -
                                                                        ----------  --------

        Net interest income (expense) after provision for loan losses      139,292  (36,125)
                                                                        ----------  --------

Non-interest income:
    Service charges on deposit accounts                                     17,870        -
    Other                                                                   24,596        -
                                                                        ----------  --------

        Total non-interest income                                           42,466        -
                                                                        ----------  --------

Non-interest expenses:
    Salaries and benefits                                                  736,326  210,498
    Occupancy                                                              184,870   24,415
    Professional fees                                                       72,403   12,520
    Organizational                                                               -   26,488
    Other                                                                  328,985   79,570
                                                                        ----------  --------

        Total non-interest expense                                       1,322,584  353,491
                                                                        ----------  --------

        Net loss                                                        $1,140,826  389,616
                                                                        ==========  ========

Other comprehensive income, net of tax:
  Unrealized gains on investment
    securities available-for-sale:
      Unrealized gains arising during the period                            63,055        -
                                                                        ----------  --------

      Other comprehensive income                                            63,055        -
                                                                        ----------  --------

Comprehensive loss                                                      $1,077,771  389,616
                                                                        ==========  ========

Net loss per share                                                      $     1.74      .59
                                                                        ==========  ========

Shares outstanding                                                         655,622  655,622
                                                                        ==========  ========


See accompanying notes to consolidated financial statements.

                               NBOG BANCORPORATION, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                            FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001



                                                  Stock                     Accumulated
                                   Common     Subscription   Accumulated   Comprehensive
                                    Stock      Receivable      Deficit        Income         Total
                                 -----------  -------------  ------------  -------------  -----------
Balance, December 31, 2000       $      200           (200)     (144,566)              -    (144,566)

Net loss                                  -              -      (389,616)              -    (389,616)
                                 -----------  -------------  ------------  -------------  -----------

Balance, December 31, 2001              200           (200)     (534,182)              -    (534,182)

Proceeds from stock offering,
  net of offering costs
  of $273,438                     6,282,782              -             -               -   6,282,782

Cancellation of organizational
  shares subscription                  (200)           200             -               -           -

Change in unrealized gain on
  securities available-for-sale           -              -             -          63,055      63,055

Net loss                                  -              -    (1,140,826)              -  (1,140,826)
                                 -----------  -------------  ------------  -------------  -----------

Balance, December 31, 2002       $6,282,782              -    (1,675,008)         63,055   4,670,829
                                 ===========  =============  ============  =============  ===========


See accompanying notes to consolidated financial statements.

                      NBOG BANCORPORATION, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF CASH FLOWS

                   FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001


                                                               2002         2001
                                                           -------------  ---------
Cash flows from operating activities:
    Net loss                                               $ (1,140,826)  (389,616)
      Adjustments to reconcile net loss to
        net cash used by operating activities:
          Provision for loan losses                             259,744       -  -
          Depreciation, amortization and accretion              111,930      9,273
          Change in other assets                               (169,931)   (26,742)
          Change in other liabilities                           470,723     16,858
                                                           -------------  ---------

                Net cash used by operating activities          (468,360)  (390,227)
                                                           -------------  ---------

Cash flows from investing activities:
    Purchases of investment securities available-for-sale    (6,906,472)      -  -
    Purchases of other investments                             (145,250)      -  -
    Net change in loans                                     (25,976,459)      -  -
    Purchases of premises and equipment                        (481,717)  (250,138)
                                                           -------------  ---------

                Net cash used by investing activities       (33,509,898)  (250,138)
                                                           -------------  ---------

Cash flows from financing activities:
    Net change in deposits                                   42,307,326       -  -
    (Repayment of) proceeds from notes payable               (1,082,140)   844,600
    Payment of deferred offering costs                           (8,921)  (204,844)
    Proceeds from the issuance of common stock                6,556,220          -
                                                           -------------  ---------

                Net cash provided by financing activities    47,772,485    639,756
                                                           -------------  ---------

                Net change in cash and cash equivalents      13,794,227       (609)

Cash and cash equivalents at beginning of the period                  -        609
                                                           -------------  ---------

Cash and cash equivalents at end of the period             $ 13,794,227          -
                                                           =============  =========

Noncash investing activities:
    Change in unrealized gain on securities
      available-for-sale                                   $     63,055          -
                                                           =============  =========

Supplemental information:
    Interest paid                                          $    417,393     36,125
                                                           =============  =========


See accompanying notes to consolidated financial statements.

                    NBOG BANCORPORATION, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization
     ------------
     NBOG Bancorporation, Inc. (the "Company"), a bank holding company, owns 100% of the outstanding common stock of The National Bank of Gainesville (the "Bank"), which operates in the Gainesville, Georgia area. Prior to the Company's incorporation on June 20, 2000, a group of organizers, on November 2, 1999 formed GSB LLC ("GSB") to facilitate in the initial process of organizing and forming both the Company and the Bank. On August 10, 2000, GSB merged with and into the Company.

     The Company closed its initial public offering of common stock on November 30, 2001, having sold 630,622 shares for total proceeds of $6,306,220. The subscription proceeds from the offering were released from escrow on March 22, 2002, and shares of the Company's common stock were issued to investors on March 25, 2002. The Company used $6,000,000 of the proceeds from the offering to purchase all of the outstanding common stock of the Bank. Additionally, on May 23, 2002, the Company sold 25,000 shares of its common stock for $250,000 through a private offering exempt from registration under the Securities Act of 1933. The Bank is currently the Company's sole subsidiary, and the Company conducts substantially all of its operations through the Bank.

     The Bank is chartered and regulated by the Office of the Comptroller of Currency and the Federal Deposit Insurance Corporation. The Bank received final approvals from bank regulators to commence banking operations on March 21, 2002. Accordingly, on March 25, 2002, the Company's subsidiary Bank commenced banking operations, and the Company ceased to operate as a "development stage enterprise."

     Basis  of  Presentation
     -----------------------
     The consolidated financial statements include the accounts of the Company and the Bank. All intercompany accounts and transactions have been eliminated in consolidation. Certain 2001 amounts were reclassified to conform to the 2002 presentation.

     The accounting principles followed by the Company and its subsidiary, and the method of applying these principles, conform with accounting principles generally accepted in the United States of America ("GAAP") and with general practices within the banking industry. In preparing financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ significantly from those estimates. Material estimates common to the banking industry that are particularly susceptible to significant change in the near term include, but are not limited to, the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, and valuation allowances associated with the realization of deferred tax assets which are based on future taxable income.

     Cash  and  Cash  Equivalents
     ----------------------------
     For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, federal funds sold.

     Investment  Securities
     ----------------------
     The Company classifies its securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities for which the Company has the ability and intent to hold until maturity. All securities not included in trading or held-to-maturity are classified as available-for-sale. At December 31, 2002, all securities are classified as available-for-sale.

     Available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses, net of the related tax effect, on securities available-for-sale are excluded from earnings and are reported as a separate component of shareholders' equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer.

                    NBOG BANCORPORATION, INC. AND SUBSIDIARY

(1)  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES,  CONTINUED

     Investment  Securities,  continued
     ----------------------------------
     A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary is charged to earnings and establishes a new cost basis for the security.

     Premiums and discounts are amortized or accreted over the life of the related securities as adjustments to the yield. Realized gains and losses for securities classified as available-for-sale and held-to-maturity are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

     Other  Investments
     ------------------
     Other investments include equity securities with no readily determinable fair value. These investments are carried at cost.

     Loans  and  Allowance  for  Loan  Losses
     ----------------------------------------
     Loans are stated at principal amount outstanding, net of the allowance for loan losses. Interest on other loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.

     A loan is considered impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price, or at the fair value of the collateral of the loan if the loan is collateral dependent. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful.

     The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance represents an amount which will be adequate to absorb probable losses on existing loans that may become uncollectible. Management's analysis considers the Company's historical losses, current economic indicators and peer group historical losses. Loans deemed uncollectible are charged-off and deducted from the allowance and recoveries on loans previously charged-off are added back to the allowance.

     Management's judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower's ability to pay, overall portfolio quality and review of specific problem loans.

     Management believes the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on judgments different than those of management.

     Premises and Equipment
     ----------------------
     Premises and equipment are stated at cost less accumulated depreciation. Major additions and improvements are capitalized while maintenance and repairs that do not improve or extend the useful lives of the assets are expensed. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any gain or loss is reflected in earnings for the period. Depreciation expense for furniture and equipment is computed using the straight-line method based on useful lives ranging from three to seven years. Additionally, leasehold improvements are amortized on a straight-line basis over the related lease term.

     Deferred Offering Expenses
     --------------------------
     Costs incurred in connection with the stock offering, consisting of direct, incremental costs of the offering, were deferred and were offset against the proceeds of the stock sale as a charge to additional common stock.

                    NBOG BANCORPORATION, INC. AND SUBSIDIARY

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

     Income Taxes
     ------------
     The  Company  accounts  for  income  taxes  under  the  liability  method.
     Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date.

     In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the assets and liabilities result in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

     Net Loss Per Share
     ------------------
     Earnings per common share are based on the weighted average number of common shares as if all shares outstanding at December 31, 2002 had been outstanding for all periods presented. The effects of potential common shares outstanding, including warrants, are included in diluted earnings per share. No common stock equivalents were considered as the effects of such would be anti-dilutive to the loss per share calculation.

     New Accounting Standards
     ------------------------
     Effective October 1, 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 147, "Acquisitions of Certain Financial Institutions," which amends both SFAS No. 72, "Accounting for Certain Acquisitions of Banking or Thrift Institutions." It also requires that those transactions be accounted for in accordance with SFAS No. 141, "Business Combinations," and SFAS No. 142 "Goodwill and Other Intangible Assets." Specifically, the requirement of SFAS No. 72 to recognize (and subsequently amortize) any excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired as an unidentifiable intangible asset no longer applies to business combinations within the scope of SFAS No. 72. In addition, this Statement amends SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets," to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets. Consequently, those intangible assets are subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions that SFAS No. 144 requires for other long-lived assets that are held and used. This new pronouncement will not have a significant impact on the financial position or results of operations of the Company.

     Additionally, effective December 15, 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure-an amendment of FASB Statement No. 123." This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. This new pronouncement will not have a significant impact on the financial position of the Company.

                    NBOG BANCORPORATION, INC. AND SUBSIDIARY

(2)  INVESTMENT SECURITIES AVAILABLE-FOR-SALE
     Investment securities available-for-sale at December 31, 2002 were as follows:

                                                       Gross       Gross     Estimated
                                         Amortized   Unrealized  Unrealized    Fair
                                            Cost       Gains       Losses      Value
                                         ----------  ----------  ----------  ---------
U.S. Government agencies and treasuries  $6,024,395      64,505       1,450  6,071,029
Mortgage-backed securities                  852,708           -           -    869,129
                                         ----------  ----------  ----------  ---------

     Total                               $6,877,103      64,505       1,450  6,940,158
                                         ==========  ==========  ==========  =========

     The Company held no investment securities available-for-sale at December 31, 2001.

     The amortized cost and estimated fair value of investment securities available-for-sale at December 31, 2002, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

                                          Amortized   Estimated
                                             Cost     Fair Value
                                          ----------  ----------
U.S. Government agencies and treasuries:
    Less than one year                    $5,022,945   5,071,029
    1 to 5 years                           1,001,450   1,000,000

Mortgage-backed securities                   852,708     869,129
                                          ----------  ----------

                Total                     $6,877,103   6,940,158
                                          ==========  ==========

     During the year ended December 31, 2002 there were no sales of securities available-for-sale and no securities were pledged as of December 31, 2002.


(3)  LOANS
     Major classifications of loans at December 31, 2002 are summarized as follows:

Commercial, financial and agricultural  $ 3,291,198
Real estate - mortgage                    9,502,281
Real estate - construction                7,707,582
Consumer                                  5,473,243
                                        -----------
      Total loans                        25,974,304
Less:   Allowance for loan losses           257,589
                                        -----------
      Loans, net                        $25,716,715
                                        ===========

     The Bank grants loans and extensions of credit to individuals and a variety of businesses and corporations located in its general trade area of Hall County, Georgia. Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate and is dependent upon the real estate market.

     The Bank provided $259,744 to the allowance for loan losses for potential problem loans and recognized charge-offs of $2,155 for the year ended December 31, 2002.

                    NBOG BANCORPORATION, INC. AND SUBSIDIARY

(4)  PREMISES AND EQUIPMENT
     Major classifications of premises and equipment at December 31, 2002 and 2001 are summarized as follows:

                                  2002     2001
                                --------  -------
Land and land improvements      $341,569  249,272
Construction in process            6,506        -
Furniture and equipment          395,064   30,594
Leasehold improvements            18,444        -
                                --------  -------
                                 761,583  279,866
Less: accumulated depreciation    97,490   14,929
                                --------  -------
                                $664,093  264,937
                                ========  =======

     Depreciation expense amounted to $82,561 and $9,273 for 2002 and 2001, respectively.

(5)  DEPOSITS
     Maturities of time deposits at December 31, 2002 are as follows:

     Maturing in:
       2003          $26,644,443
       2004            7,886,092
       2005              216,856
       2006               50,000
       2007            1,025,135
                     -----------

       Total         $35,822,526
                     ===========


(6)  INCOME TAXES
     At December 31, 2002, the Company had federal and state net operating loss carryforwards for tax purposes of approximately $890,000, which will expire beginning in 2017 if not previously utilized.

     The following summarizes the components of deferred taxes at December 31, 2002 and 2001.

                                                  2002       2001
                                               ----------  ---------
Deferred income tax assets:
  Allowance for loan losses                    $ 108,161          -
  Pre-opening expenses                           205,392    201,013
  Premises and equipment                           8,824          -
  Operating loss carryforwards                   334,785          -
                                               ----------  ---------

       Total gross deferred income tax assets    657,162    201,013
Less valuation allowance                        (657,162)  (201,013)
                                               ----------  ---------

       Net deferred tax asset                  $       -          -
                                               ==========  =========

                    NBOG BANCORPORATION, INC. AND SUBSIDIARY

(6)  INCOME TAXES, CONTINUED
     The future tax consequences of the differences between the financial reporting and tax basis of the Company's assets and liabilities resulted in a net deferred tax asset. A valuation allowance was established for the net deferred tax asset, as the realization of these deferred tax assets is dependent on future taxable income.

(7)  BORROWINGS
     The  Bank  had  lines  of  credit  available  at December 31, 2002 totaling
     $3,900,000 with its correspondent banks, which represent credit for overnight borrowings from financial institutions. No balances were outstanding as of December 31, 2002.

     Organization, offering and pre-opening costs incurred prior to opening for business were funded under a $1,200,000 line of credit. The terms of the line of credit, which was guaranteed by the organizers, include a maturity of January 20, 2002 and interest calculated at the prime interest rate. As of December 31, 2002 and 2001, the balance outstanding under this line of credit was $0 and $857,140, respectively.

     Additionally, as of December 31, 2001, the Company had outstanding borrowings of $225,000 carrying an interest rate at prime to acquire the land on which the main office will be built. The note was repaid with funds provided by the stock offering.

(8)  COMMITMENTS
     The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheet. The contractual amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

     The Bank's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. In most cases, the Bank requires collateral to support financial instruments with credit risk.

     The  following  summarizes  commitments  as  of December 31, 2002 and 2001.

                                       Approximate
                                      Contract  Amount
                                      ----------------
                                         2002     2001
                                      ----------  ----
Financial instruments whose contract
  amounts represent credit risk:
      Commitments to extend credit    $5,155,000     -
      Standby letters of credit       $   30,000     -

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case by case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management's credit evaluation. Collateral held varies but may include unimproved and improved real estate, certificates of deposit or personal property.

     Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

                    NBOG BANCORPORATION, INC. AND SUBSIDIARY

(9)  SHAREHOLDERS' EQUITY
     Shares of preferred stock may be issued from time to time in one or more series as established by resolution of the Board of Directors of the Company, up to a maximum of 10,000,000 shares. Each resolution shall include the number of shares issued, preferences, special rights and limitations as determined by the Board.

     Dividends paid by the Bank are the primary source of funds available to the Company. Banking regulations limit the amount of dividends that may be paid without prior approval of the regulatory authorities. These restrictions are based on the level of regulatory classified assets, the prior years' net earnings, and the ratio of equity capital to total assets. The Bank is currently not allowed to pay dividends to the Company until it becomes cumulatively profitable.

(10) RELATED  PARTY  TRANSACTIONS
     The Bank conducts transactions with directors and officers, including companies in which they have a beneficial interest, in the normal course of business. It is the Bank's policy to comply with federal regulations that require that loan and deposit transactions with directors and executive officers be made on substantially the same terms as those prevailing at the time made for comparable loans and deposits to other persons. As of December 31, 2002, deposit accounts for related parties totaled $301,517.

     The following summary reflects activities for related party loans for 2002:

     Beginning balance                  $       -
     New loans                            599,918
     Repayments                          (167,322)
                                        ----------

     Ending balance                     $ 432,596
                                        ==========


(11) EMPLOYEE AND DIRECTOR BENEFIT PLANS
     Members of the Board of Directors are entitled to receive, in aggregate, 199,736 stock warrants which entitles its holder to purchase, at any time within ten years from the date the Bank opens for business, an additional share of the Company's common stock for $10.00. These warrants will vest for one-third of the shares covered by the warrants on each anniversary of the Bank opening, so long as the director has served continuously as a director of the Company from opening date until the particular anniversary and has attended a minimum of 75% of the Board's meetings. In the event of a change in control, the above warrants will vest immediately.

(12) REGULATORY  MATTERS
     The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under certain adequacy guidelines and the regulatory framework for prompt corrective action, specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices must be met. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of Total and Tier 1 Capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 Capital (as defined) to average assets (as defined). Management believes, as of December 31, 2002, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

                    NBOG BANCORPORATION, INC. AND SUBSIDIARY

(12) REGULATORY MATTERS, CONTINUED
     As of December 31, 2002, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. Additionally, under an agreement with the Office of the Comptroller of the Currency, the Bank is required to maintain a Tier I capital to average asset ratio of no less than 8% for the first three years of operations. The actual capital amounts and ratios for the Bank are also presented in the table. Detail disclosures related to the Company have been excluded as they did not significantly deviate from the disclosure herein.

                                                                         TO BE WELL
                                                                      CAPITALIZED UNDER
                                                     FOR CAPITAL      PROMPT CORRECTIVE
                                     ACTUAL       ADEQUACY PURPOSES   ACTION PROVISIONS
                               -----------------  -----------------  --------------------
                                AMOUNT    RATIO    AMOUNT    RATIO    AMOUNT      RATIO
                               ---------  ------  ---------  ------  ---------  ---------
AS OF DECEMBER 31, 2002:
  Total Capital                4,828,000     17%  2,245,000      8%  2,806,000        10%
    (to Risk Weighted Assets)
  Tier 1 Capital               4,570,000     16%  1,123,000      4%  1,684,000         6%
    (to Risk Weighted Assets)
  Tier 1 Capital               4,570,000     11%  1,703,000      4%  2,129,000         5%
    (to Average Assets)


(13) OTHER OPERATING EXPENSES
     Significant  components  of  other  operating  expenses  are  as  follows:

                                            2002     2001
                                           -------  ------
Data processing fees and related expenses  $58,516       -
Professional fees                          $72,403  12,520
Advertising                                $92,169       -

                    NBOG BANCORPORATION, INC. AND SUBSIDIARY

(14) NBOG BANCORPORATION, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION

                                 Balance Sheets

                           December 31, 2002 and 2001



                                                   2002        2001
                                                ----------  ----------
                             Assets
                             ------
Cash and interest bearing deposits              $   37,675          -
Fixed assets                                             -    264,937
Investment in subsidiary                         4,633,154          -
Other assets                                             -    303,670
                                                ----------  ----------

                                                $4,670,829    568,607
                                                ==========  ==========

           Liabilities and Shareholders' Equity (Deficit)
           ----------------------------------------------

Accrued expenses and other liabilities                   -     20,649
Notes payable                                            -  1,082,140
                                                ----------  ----------

            Total liabilities                            -  1,102,789

            Shareholders' equity (deficit)       4,670,829   (534,182)
                                                ----------  ----------

                                                $4,670,829    568,607
                                                ==========  ==========


                            Statements of Operations

                 For the Years Ended December 31, 2002 and 2001


                                                        2002       2001
                                                    ------------  -------
Interest income                                     $     52,515        -
                                                    ------------  -------

Expenses:
   Salaries and benefits                                  27,587  210,498
   Other operating                                        31,377  179,118
                                                    ------------  -------

          Total expenses                                  58,964  389,616
                                                    ------------  -------

          Loss before equity in
              undistributed earnings of subsidiary         6,449  389,616

Equity in undistributed loss of subsidiary             1,134,377        -
                                                    ------------  -------

          Net loss                                  $  1,140,826  389,616
                                                    ============  =======

                    NBOG BANCORPORATION, INC. AND SUBSIDIARY

(15) NBOG BANCORPORATION, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION, CONTINUED

                                    Statements of Cash Flows

                         For the Years Ended December 31, 2002 and 2001


                                                                           2002         2001
                                                                      --------------  ---------
Cash flows from operating activities:
  Net loss                                                            $  (1,140,826)  (389,616)
  Adjustments to reconcile net earnings to net
    cash provided (used) by operating activities:
    Depreciation                                                                  -      9,273
    Equity in undistributed loss of subsidiary                            1,134,377          -
    Change in other                                                          18,504     (9,884)
                                                                      --------------  ---------

             Net cash provided (used) by operating activities                12,055   (390,227)
                                                                      --------------  ---------

Cash flows from investing activities:
  Capital infusion into subsidiary                                       (5,439,539)         -
  Purchase of premises and equipment                                              -   (250,138)
                                                                      --------------  ---------

             Net cash used by investing activities                       (5,439,539)  (250,138)
                                                                      --------------  ---------

Cash flows from financing activities:
Change in line of credit                                                 (1,082,140)   844,600
Proceeds from sale of common stock                                        6,556,220          -
Payments of deferred offering costs                                          (8,921)  (204,844)
                                                                      --------------  ---------

             Net cash provided (used) by financing activities             5,465,159    639,756
                                                                      --------------  ---------

Net change in cash                                                           37,675       (609)

Cash at beginning of year                                                         -        609
                                                                      --------------  ---------

Cash at end of year                                                   $      37,675          -
                                                                      ==============  =========

Supplemental schedule of noncash financing and investing activities:
  Change in net unrealized gain on securities
    available-for-sale of subsidiary                                  $      63,055          -
                                                                      ==============  =========
  Transfer of premises and equipment to Bank                          $     264,937          -
                                                                      ==============  =========

Supplemental disclosures of cash flow information:
  Cash paid during the year for interest                              $       1,000     36,125
                                                                      ==============  =========