Form 10KSB, Exhibit 13
period 2003-12-31
NBOG BANCORPORATION INC
filed 2004-04-14
CIK 1124676

Dear  Shareholders,

On behalf of the Board of Directors and the staff of The National Bank of Gainesville, we are proud to present to you our 2003 Annual Report. It gives me great pleasure to announce that 2003 was a very profitable year for the Holding Company and Bank. Net earnings for 2003 were $979,000, and our assets increased 17% from 2002 to $55.6 million at year-end 2003. The Bank ended the year with $46.6 million in net loans, $49 million in deposits and a healthy net interest margin of 4.38%.

Year 2003 was a very exciting year as we started the construction of our main office at 807 Dorsey Street in Gainesville. The year 2004 will see many more accomplishments for the Holding Company and Bank as we continue to grow and look forward to occupying our new main office in third quarter 2004.

Thank you for being a part of NBOG Bancorporation, Inc. We welcome your support and comments as we continue to strive to offer the greatest value to our stockholders and customers.


Sincerely,



/s/  Ann  M.  Palmour

Ann  M.  Palmour
Chairman  of  the  Board

                                    CONTENTS


Directors  and  Officers . . . . . . . . . . . . . . . . . . . . . . . . . . 1

The  National  Bank  of  Gainesville . . . . . . . . . . . . . . . . . . . . 2

Stockholder  Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

Management  Decision  and  Analysis. . . . . . . . . . . . . . . . . . . . . 3

Independent  Auditor's  Report. . . . . . . . . . . . . . . . . . . . . . . 15

Consolidated  Financial  Report . . . . . . . . . . . . . . . . . . . . . . 31

                           NBOG BANCORPORATION, INC.
                                      AND
                        THE NATIONAL BANK OF GAINESVILLE

                               BOARD OF DIRECTORS

ANN M. PALMOUR, Chairman of the Board - Owner of Palmour Properties

R. ALLEN SMITH, Interim President and CEO of NBOG Bancorporation, Inc.

J. DARWIN ALLISON, Vice Chairman - President and CEO of A-1 Vaccinating, Inc.

KATHY L. COOPER, Corporate Secretary - President of Cooper Family Enterprises

SHELLEY PALMOUR ANDERSON, Treasurer - President and sole owner of Shelley Palmour Insurance Agency

PAULA M. ALLEN - Principal of Allen & Associates, Inc.

ANNE L. DAVENPORT - Vice President of Matthews Printing Company

LANNY W. DUNAGAN - Sole owner of Lanny Dunagan's Welding Service

GILBERT T. JONES, SR. - Sole owner of Great Southern Resource & Investment,
Inc.

DR. ROGER P. MARTIN - Senior Partner and founder of Lanier OB-GYN Associates

DR. JOHN C. MCHUGH - Urologist at Northeast Georgia Urologic Associates, P.C.

DR. WENDELL A. TURNER - Medical doctor, Lanier OB-GYN Associates



                               EXECUTIVE OFFICERS

R. ALLEN SMITH, Interim President and Chief Executive Officer

HOLLY R. HUNT, Chief Financial Officer

                        THE NATIONAL BANK OF GAINESVILLE

                                    OFFICERS


R. ALLEN SMITH, Interim President and Chief Executive Officer

HOLLY R. HUNT, First Vice President, Chief Financial Officer, Chief Operations Officer

TODD A. JONES, Vice President, Consumer Loan Officer

SONDRA J. PERKINS, Vice President, Operations Officer

TONI M. WILEY, Assistant Vice President, Loan Operations Officer

CHERYL HUGHES, Assistant Vice President, Collections Officer

NIKKI CAMPBELL, Assistant Vice President, Head Teller




                    MARKET FOR THE COMPANY'S COMMON STOCK AND
                           RELATED SHAREHOLDER MATTERS

There is currently no market for the Company's shares of Common Stock, and it is not likely that an active trading market will develop for the shares in the future. There are no present plans for the Company's Common Stock to be traded on any stock exchange or over-the-counter market. As of December 31, 2003, there were 746,890 shares of Common Stock issued and outstanding. The Company has not and does not anticipate paying dividends on its Common Stock in the immediate future. At present, the only source of funds from which the Company could pay dividends would be dividends paid to the Company from the Bank. Certain regulatory requirements restrict the amount of dividends that can be paid to the Company by the Bank without obtaining the prior approval of the Office of the Comptroller of the Currency. No assurances can be given that dividends will be declared by the Company, or if declared, what the amount of the dividends will be or whether such dividends, once declared, would continue.

Copies of the Company's 2003 Annual Report on Form 10-KSB, as filed with the Securities and Exchange Commission, are available upon request without charge by calling or writing the Company as follows: Holly R. Hunt, NBOG Bancorporation, Inc., P.O. Box 1378, Gainesville, Georgia 30503, (770) 297-8060.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

NBOG Bancorporation, Inc. (the "Company") opened for business through its banking subsidiary, The National Bank of Gainesville (the "Bank"), on March 25, 2002, and prior to that date activities of the entity were devoted solely to securing banking facilities, raising capital and procuring management and other personnel.

The following discussion describes our results of operations for 2003 as compared to 2002 and also analyzes our financial condition as of December 31, 2003 as compared to December 31, 2002. Like most community banks, we derive most of our income from interest we receive on our loans and investments. Our primary source of funds for making these loans and investments is our deposits, on which we pay interest. Consequently, one of the key measures of our success is our amount of net interest income, or the difference between the income on our interest-earning assets, such as loans and investments, and the expense on our interest-bearing liabilities, such as deposits. Another key measure is the spread between the yield we earn on these interest-earning assets and the rate we pay on our interest-bearing liabilities.

We have included a number of tables to assist in our description of these measures. For example, the "Average Balances" table shows the average balance during 2003 and 2002 of each category of our assets and liabilities, as well as the yield we earned or the rate we paid with respect to each category. A review of this table shows that our loans typically provide higher interest yields than do other types of interest earning assets, which is why we intend to channel a substantial percentage of our earning assets into our loan portfolio. Similarly, the "Rate/Volume Analysis" table helps demonstrate the impact of changing interest rates and changing volume of assets and liabilities during the years shown. We also track the sensitivity of our various categories of assets and liabilities to changes in interest rates, and we have included a "Sensitivity Analysis Table" to help explain this. Finally, we have included a number of tables that provide detail about our investment securities, our loans, and our deposits.

Of course, there are risks inherent in all loans, so we maintain an allowance for loan losses to absorb possible losses on existing loans that may become uncollectible. We establish and maintain this allowance by charging a provision for loan losses against our operating earnings. In the following section we have included a detailed discussion of this process.

In addition to earning interest on our loans and investments, we earn income through fees and other expenses we charge to our customers. We describe the various components of this non-interest income, as well as our non-interest expense, in the following discussion.

The following discussion and analysis also identifies significant factors that have affected our financial position and operating results during the periods included in the accompanying financial statements. We encourage you to read this discussion and analysis in conjunction with the financial statements and the related notes and the other statistical information also included in this report.

CRITICAL  ACCOUNTING  POLICIES

We have adopted various accounting policies, which govern the application of accounting principles generally accepted in the United States of America, in the preparation of our consolidated financial statements. Our significant accounting policies are described in note 1 in the footnotes to the consolidated financial statements at December 31, 2003 included elsewhere in this annual report.

We believe that the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in preparation of our consolidated financial statements. Please refer to the portion of management's discussion and analysis of financial condition and results of operations that addresses the allowance for loan losses for a description of our processes and methodology for determining the allowance for loan losses.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
           OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

RESULTS  OF  OPERATIONS

Net earnings for 2003 was $979,000 compared to a loss of $1,141,000 in 2002. Our operational results depend to a large degree on net interest income, which is the difference between the interest income received on investments (such as loans, investment securities, and federal funds sold) and the interest expense on deposit liabilities. Net interest income was $2,088,000 for the year ended December 31, 2003 compared to $399,000 for the year ended December 31, 2002. Additionally, net income reflects an income tax benefit of $650,000 related to the recognition of a deferred tax asset. These items are discussed in further detail later in the discussion.

The provision for loan losses in 2003 was $341,000 compared to $260,000 in 2002. The provision for loan losses reflects management's estimate of potential losses inherent in the loan portfolio and the creation of an allowance for loan losses adequate to absorb such losses.

Non-interest income for the year ended December 31, 2003 totaled $258,000 compared to $42,000 in 2002. Non-interest income includes service charges on deposit accounts, mortgage origination fee income and investment security gains. The establishment of a mortgage lending division, coupled with declining interest rates during 2003, provided us with an opportunity to derive significant income from the origination of mortgage loans. Non-interest expenses in 2003 were $1,675,000 compared to $1,323,000 in 2002. The largest component of non-interest expenses is salaries and benefits, which totaled $891,000 for the year ended December 31, 2003, compared to $736,000 in 2002.

NET  INTEREST  INCOME

For the years ended December 31, 2003 and 2002, net interest income totaled $2,088,000 and $399,000, respectively. Interest income from loans, including fees, was $3,217,000 representing a yield of 8.63% in 2003 compared to a yield of 7.87% in 2002. The increase in yield on loans is due to higher volumes of higher yielding consumer loans in 2003. Interest expense totaled $1,333,000 for the year ended December 31, 2003 compared to $884,000 in 2002. The net interest margin realized on earning assets and the interest rate spread were 4.38% and 4.01%, respectively, for the year ended December 31, 2003, as compared to an interest rate margin of 1.25% and interest rate spread of .76% in 2002.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
          OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

AVERAGE  BALANCES  AND  INTEREST  RATES

The table below details the average balances outstanding for each category of interest earning assets and interest-bearing liabilities for 2003 and 2002 and the average rate of interest earned or paid thereon. Average balances have been derived from the daily balances throughout the period indicated.

                                     For the Year Ended December 31,  For the Year Ended December 31,
                                     -------------------------------  -------------------------------
                                                  2003                             2002
                                                  ----                             ----
                                                     (Amounts presented in thousands)

                                         Average              Yield/    Average              Yield/
                                         Balance   Interest    Rate     Balance   Interest    Rate
                                        ---------  ---------  -------  ---------  ---------  -------
Assets:
  Interest earning assets:
    Loans (including loan fees)         $ 37,295   $   3,217    8.63%  $ 11,765   $     926    7.87%
    Investment securities                  5,544         150    2.71%     5,425         123    2.28%
    Federal funds sold                     4,797          54    1.13%    14,621         234    1.60%
                                        ---------  ---------  -------  ---------  ---------  -------
  Total interest earning assets           47,636       3,421    7.18%    31,811       1,283    4.03%
  Other non-interest earnings assets       1,362                          1,812
                                        ---------                      ---------

      Total assets                      $ 48,998                         33,623
                                        =========                      =========

Liabilities and shareholders' equity:
  Interest-bearing liabilities:
    Deposits:
      Interest-bearing demand           $    391           3     .77%       215           1     .54%
      Savings and money market             6,089          86    1.41%     1,939          43    2.21%
      Time                                35,598       1,244    3.49%    24,753         833    3.37%
    Other                                      -           -       -        175           7    4.25%
                                        ---------  ---------  -------  ---------  ---------  -------
  Total interest-bearing liabilities      42,078       1,333    3.17%    27,082         884    3.27%
  Other non-interest bearing
    liabilities                            2,244                          1,524
  Shareholders' equity                     4,676                          5,017
                                        ---------                      ---------

      Total liabilities and
        shareholders' equity            $ 48,998                       $ 33,623
                                        =========                      =========

Excess of interest-earning assets
  over interest-bearing liabilities     $  5,558                       $  4,729
                                        =========                      =========

Ratio of interest-earning assets
  to interest-bearing liabilities         113.21%                        117.46%

Net interest income                                $   2,088                      $     399
                                                   =========                      =========

Net interest spread                                             4.01%                           .76%
                                                              =======                        =======

Net interest margin                                             4.38%                          1.25%
                                                              =======                        =======

Non-accrual loans are included in average loan balances during the periods presented as the balances were not significant.

                        MANAGEMENT'S DISCUSSION AND ANALYSIS
            OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

VOLUME/RATE  ANALYSIS

Net  interest  income can also be analyzed in terms of the impact of changing rates and  changing volume.  The following table describes the extent to which changes in interest  rates  and  changes  in  the  volume  of  interest-earning  assets  and interest-bearing liabilities have affected our interest income and interest expense during  the  periods  indicated.

                                                 2003 COMPARED TO 2002
                                          INCREASE (DECREASE) DUE TO CHANGES IN
                                          VOLUME          RATE            NET
                                      --------------  -------------  --------------
CHANGE
------
Interest income on:
  Loans (including loan fees)         $       2,193             98           2,291
  Investment securities                           3             24              27
  Federal funds sold                           (125)           (55)           (180)
                                      --------------  -------------  --------------
                                              2,071             67           2,138
                                      --------------  -------------  --------------

Interest expense on:
  Interest-bearing demand and savings $           1              1               2
  Savings                                        63            (20)             43
  Time                                          380             31             411
  Other                                           -             (7)             (7)
                                      --------------  -------------  --------------
                                                444              5             449
                                      --------------  -------------  --------------

                                      $       1,627             62           1,689
                                      ==============  =============  ==============

INTEREST RATE SENSITIVITY AND ASSET LIABILITY MANAGEMENT

Interest rate sensitivity measures the timing and magnitude of the repricing of assets compared with the repricing of liabilities and is an important part of asset/liability management of a financial institution. The objective of interest rate sensitivity management is to generate stable growth in net interest income, and to control the risks associated with interest rate movements. Management constantly reviews interest rate risk exposure and the expected interest rate environment so that adjustments in interest rate sensitivity can be timely made. Since the assets and liabilities of a bank are primarily monetary in nature (payable in fixed, determinable amounts), the performance of a bank is affected more by changes in interest rates than by inflation. Interest rates generally increase as the rate of inflation increases, but the magnitude of the change in rates may not be the same.

Net interest income is the primary component of net income for financial institutions. Net interest income is affected by the timing and magnitude of repricing of as well as the mix of interest sensitive and non-interest sensitive assets and liabilities. "Gap" is a static measurement of the difference between the contractual maturities or repricing dates of interest sensitive assets and interest sensitive liabilities within the following twelve months. Gap is an attempt to predict the behavior of the Bank's net interest income in general terms during periods of movement in interest rates. In general, if the Bank is asset sensitive, more of its interest sensitive assets are expected to reprice within twelve months than its interest sensitive liabilities over the same period. In a rising interest rate environment, assets repricing more quickly is expected to enhance net interest income. Alternatively, decreasing interest rates would be expected to have the opposite effect on net interest income since assets would theoretically be repricing at lower interest rates more quickly than interest sensitive liabilities. Although it can be used as a general predictor, Gap as a predictor of movements in net interest income has limitations due to the static nature of its definition and due to its inherent assumption that all assets will reprice immediately and fully at the contractually designated time. At December 31, 2003, the Bank, as measured by Gap, is in an asset sensitive position. Management has several tools available to it to evaluate and affect interest rate risk, including deposit pricing policies and changes in the mix of various types of assets and liabilities.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
           OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED


We also measure the actual effects that repricing opportunities have on earnings through simulation modeling, referred to as earnings at risk. For short-term interest rate risk, the Bank's model simulates the impact of balance sheet strategies on net interest income, pre-tax income, and net income. The model includes interest rate simulations to test the impact of rising and falling interest rates on projected earnings. The Bank determines the assumptions that are used in the model.

The following table summarizes the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2003, that are expected to mature, prepay, or reprice in each of the future time periods shown. Except as stated below, the amount of assets or liabilities that mature or reprice during a particular period was determined in accordance with the contractual terms of the asset or liability. Adjustable rate loans are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed rate loans and mortgage-backed securities are included in the periods in which they are anticipated to be repaid based on scheduled maturities. The Bank's savings accounts and interest-bearing demand accounts, which are generally subject to immediate withdrawal, are included in the "Three Months or Less" category, although historical experience has proven these deposits to be more stable over the course of a year.

                                                                At December 31, 2003
                                                              Maturing or Repricing in
                                                              ------------------------
                                                               (dollars in thousands)

                                           Three Months    Four Months   1 to 5   Over 5
                                             or Less      to 12 Months    Years    Years   Total
                                          --------------  -------------  -------  -------  ------
Interest-earning assets:
  Investment securities                   $           -              -    2,745        -    2,745
  Federal funds sold                              2,365              -        -        -    2,365
  Loans                                           9,434         20,550   15,952    1,227   47,163
                                          --------------  -------------  -------  -------  ------

Total interest-bearing assets                    11,799         20,550   18,697    1,227   52,273
                                          --------------  -------------  -------  -------  ------

Interest-bearing liabilities:
  Deposits:
  Savings and demand                              5,624              -        -        -    5,624
  Time deposits                                   5,819         20,383   15,018        -   41,220
                                          --------------  -------------  -------  -------  ------

Total interest-bearing liabilities               11,443         20,383   15,018        -   46,844
                                          --------------  -------------  -------  -------  ------

Interest sensitive difference per period            356            167    3,679    1,227    5,429
                                          --------------  -------------  -------  -------  ======
Cumulative interest sensitivity
  difference                              $         356            523    4,202    5,429
                                          ==============  =============  =======  =======
Cumulative difference to total
  interest earning assets                           .68%          1.00%    8.04%   10.39%
                                          ==============  =============  =======  =======

At December 31, 2003, the difference between the Bank's assets and liabilities repricing or maturing within one year was $523,000. Due to an excess of assets repricing or maturing within one year, an increase in interest rates would cause the Bank's net interest income to increase.

Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may reflect changes in market interest rates differently. Additionally, certain assets, such as adjustable-rate mortgages, have features that restrict changes in interest rates, both on a short-term basis and over the life of the asset. Other factors which may affect the assumptions made in the table include changes in interest rates, pre-payment rates, early withdrawal levels, and the ability of borrowers to service their debt.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
           OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

PROVISION  AND  ALLOWANCE  FOR  LOAN  LOSSES

The provision for loan losses is the charge to operating earnings that management believes is necessary to maintain the allowance for loan losses at an adequate level. The provision charged to expense was $341,000 for the year ended December 31, 2003 as compared to $260,000 for the year ended December 31, 2002. The loan portfolio increased by approximately $21.2 million during the year ended December 31, 2003. The allowance for loan losses was 1.20% of gross loans at December 31, 2003 compared to .99% at December 31, 2002. The increase in the allowance to loan loss to gross loan ratio is reflective of the relative increase in the consumer portfolio. These credits inherently have a higher level of credit risk. There are risks inherent in making all loans, including risks with respect to the period of time over which loans may be repaid, risks resulting from changes in economic and industry conditions, risks inherent in dealing with individual borrowers, and, in the case of a collateralized loan, risks resulting from uncertainties about the future value of the collateral. We anticipate maintaining an allowance for loan losses based on, among other things, historical experience, an evaluation of economic conditions, and regular reviews of delinquencies and loan portfolio quality. Our judgment about the adequacy of the allowance is based upon a number of assumptions about future events, which we believe to be reasonable, but which may not prove to be accurate. Thus, there is a risk that charge-offs in future periods could exceed the allowance for loan losses or that substantial additional increases in the allowance for loan losses could be required. Additions to the allowance for loan losses would result in a decrease of our net income and, possibly, our capital.

The following table summarizes other real estate and repossessions, past due and non-accrual loans, and income that would have been reported on non-accrual loans as of December 31, 2003 and 2002 (amounts are presented in thousands):

                                                          December 31,
                                                        ----------------
                                                          2003     2002
                                                        -------  -------

            Other real estate and repossessions         $   561  $     -
            Accruing loans 90 days or more past due         405        -

A loan is placed on non-accrual status when, in management's judgment, the collection of interest appears doubtful. As a result of management's ongoing review of the loan portfolio, loans are classified as non-accrual when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. Generally, loans are placed on nonacrual status when principal or interest payments are past due for more than 90 days. Exceptions are allowed for loans past due greater than 90 days when such loans are well secured and in process of collection. At December 31, 2003 and 2002, there were no loans outstanding, which were accounted for as non-accrual loans.

NON-INTEREST  INCOME  AND  EXPENSE

Non-interest income for the year ended December 31, 2003 totaled $258,000 as compared to $42,000 for the year ended December 31, 2002. This increase in non-interest income was primarily due to an increase in mortgage origination fees resulting from creation of a mortgage origination department during 2003 and an increase in service charges on deposit accounts. Service charges on deposit accounts grew as the number of accounts increased in 2003 as compared to 2002.

Total non-interest expense for the year ended December 31, 2003 was $1,675,000 as compared to $1,323,000 for the same period in 2002. Salaries and benefits, the largest component of non-interest expense, totaled $891,000 for the year ended December 31, 2003, compared to $736,000 for the same period a year ago. Salary and benefits expense increased primarily due to the increase in full time equivalent employees from eleven at December 31, 2002 to fourteen at December 31, 2003 as well as other annual salary increases. Occupancy totaled $267,000 for the year ended December 31, 2003, compared to $185,000 for the same period a year ago. Occupancy expense increased primarily due to a $23,000 increase in rent expense compared to 2002. The increase is the result of recognizing a full year of rent expense for the main office and the opening of the mortgage department, which is located in a leased facility during 2003. Additionally, depreciation expense increased $44,000, compared to 2002, as a result of

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
           OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

recognizing a full year of depreciation expense for assets acquired during 2002. Professional fees totaled $140,000 for the year ended December 31, 2003, compared to $72,000 for 2002. Professional fees increased primarily due to a $38,000 increase in auditing and accounting fees associated with increased costs for internal, external, and regulatory audits. Other non-interest expenses were $377,000 for the year ended December 31, 2003 as compared to $329,000 for the year ended December 31, 2002. The increase in non-interest expenses is due primarily to the continued growth of the bank.

INCOME  TAXES

For the year ended December 31, 2003, the Company's net income reflected a tax benefit of $650,000 resulting from the reversal of a valuation reserve which had been recorded against it's deferred tax assets. Prior to 2003, the Company did not recognize a deferred tax asset as the ultimate realization of these assets were in doubt as the Company had not reported a consistent level of earnings which would support the recognition of the deferred tax asset. As of December 31, 2003, the Company generated nine consecutive months of net income primarily from core earnings which is indicative of the Company's ability to generate taxable income and the recognition of the deferred tax asset.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
           OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

                              FINANCIAL CONDITION

Total assets increased $8,138,000, or 17% from December 31, 2002 to December 31, 2003. The primary source of growth in assets was net loans, which increased $20,881,000 or 81%, during the year ended December 31, 2003. Investment securities available-for-sale decreased $4,195,000 from December 31, 2002 to $2,745,000 at December 31, 2003. Federal funds sold decreased $10,889,000 from December 31, 2002 to $2,365,000 at December 31, 2003. Total deposits increased $6,778,000, or 16% during 2003.

INTEREST  EARNING  ASSETS

LOANS

Gross loans totaled $47,163,000 at December 31, 2003, an increase of $21,189,000 or 82% since December 31, 2002. The largest increase in loans was in real estate-mortgage loans, which increased $9,720,000 from December 31, 2002 to $19,222,000 at December 31, 2003. Commercial and consumer loans increased $3,922,000 and $4,584,000, respectively, during 2003. Balances within the major loans receivable categories as of December 31, 2003 and December 31, 2002 are as follows (amounts are presented in thousands):

                                         2003           2002
                                        -------        ------
Commercial, financial and agricultural  $ 7,213   15%   3,291   13%
Real estate - mortgage                   19,222   41%   9,502   36%
Real estate - construction               10,671   23%   7,708   30%
Consumer                                 10,057   21%   5,473   21%
                                        -------  ----  ------  ----
                                        $47,163  100%  25,974  100%
                                        =======  ====  ======  ====

As of December 31, 2003, maturities of loans in the indicated classifications were as follows (amounts are presented in thousands):

                            Real Estate
               Commercial   Construction  Total
               -----------  ------------  ------
Within 1 year  $     4,826        10,384  15,210
1 to 5 years         2,375           287   2,662
Over 5 years            12             -      12
               -----------  ------------  ------
Totals         $     7,213        10,671  17,884
               ===========  ============  ======

As of December 31, 2003, the interest terms of loans in the indicated classification for the indicated maturity ranges are as follows (amounts are presented in thousands):

                            Fixed Interest   Variable Interest
                                 Rates             Rates         Total
                            ---------------  -----------------  --------
Commercial
   1 to 5 years             $         1,328              1,047     2,375
   Over 5 years                          12                  -        12

Real estate - construction
   1 to 5 years                         287                  -       287
   Over 5 years                           -                  -         -

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
           OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED


INVESTMENT  SECURITIES

Investment securities available-for-sale decreased to $2,745,000 at December 31, 2003 from $6,940,000 at December 31, 2002. This decrease was primarily the result of loan growth outpacing deposit growth and the use of proceeds from sales and maturities of investment securities being used to fund loan growth as well as daily operations. All of the Bank's marketable investment securities were designated as available-for-sale at December 31, 2003 and 2002.

The following table presents the investments by category at December 31, 2003 and 2002 (amounts are presented in thousands):

                                                  2003                    2002
                                                  ----                    ----
                                          Amortized   Estimated   Amortized  Estimated
                                          ----------------------  ---------------------
                                             Cost     Fair Value    Cost     Fair Value
                                          ----------  ----------  ---------  ----------
U.S. Government agencies and  treasuries  $    1,498       1,494      6,024       6,071
Mortgage-backed securities                     1,253       1,251        853         869
                                          ----------  ----------  ---------  ----------

                                          $    2,751       2,745      6,877       6,940
                                          ==========  ==========  =========  ==========

The following table presents the maturities of investment securities at carrying value and the weighted average yields for each range of maturities presented as of December 31, 2003 (amounts are presented in thousands):

                            U.S.      Weighted    Mortgage    Weighted
                         Government    Average     Backed      Average
                          Agencies     Yields    Securities    Yields
                         -----------  ---------  -----------  ---------
After 1 through 5 years  $     1,494      2.55%  $     1,251      2.59%
                         ===========  =========  ===========  =========

DEPOSITS

At December 31, 2003, total deposits increased by $6,778,000, or 16% from December 31, 2002. Time deposits increased $5,398,000, or 5%.

Balances within the major deposit categories as of December 31, 2003 and December 31, 2002 are as follows (amounts are presented in thousands):

                                       2003     2002
                                      -------  ------
Non-interest-bearing demand deposits  $ 2,242   1,675
Interest-bearing demand deposits          357     340
Savings deposits                        5,266   4,470
Time deposits                          28,676  14,753
Time deposits over $100,000            12,544  21,069
                                      -------  ------

                                      $49,085  42,307
                                      =======  ======

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
           OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

DEPOSITS,  CONTINUED

Maturities of time certificates of deposit of $100,000 or more outstanding at December 31, 2003 are summarized as follows (amounts are presented in thousands):

                  Within 3 months               $   2,095
                  After 3 through 6 months          4,204
                  After 6 through 12 months         2,636
                  After 12 months                   3,609
                                                ---------

                  Total                         $  12,544
                                                =========

CAPITAL  RESOURCES

Total shareholders' equity increased from $4,671,000 at December 31, 2002 to $6,477,000 at December 31, 2003. This increase was attributable to net earnings of $979,000 and the net proceeds from a secondary offering of common stock of $894,000 for the period, offset by a decrease of $67,000 in the fair value of securities available-for-sale, net of tax.

Bank holding companies, such as us, and their banking subsidiaries are required by banking regulators to meet certain minimum levels of capital adequacy, which are expressed in the form of certain ratios. Capital is separated into Tier 1 capital (essentially common shareholders' equity less intangible assets) and Tier 2 capital (essentially the allowance for loan losses limited to 1.25% of risk-weighted assets). The first two ratios, which are based on the degree of credit risk in our assets, provide the weighting of assets based on assigned risk factors and include off-balance sheet items such as loan commitments and stand-by letters of credit. The ratio of Tier 1 capital to risk-weighted assets must be at least 4.0% and the ratio of total capital (Tier 1 capital plus Tier 2 capital) to risk-weighted assets must be at least 8.0%. The capital leverage ratio supplements the risk-based capital guidelines.

Banks and bank holding companies are required to maintain a minimum ratio of Tier 1 capital to adjusted quarterly average total assets of 3.0%.

The following table summarizes the bank's risk-based capital ratios at December 31, 2003:

          Tier 1 capital (to risk-weighted assets)                         14.7%
          Total capital (to risk-weighted assets)                          16.0%
          Tier 1 capital (to total average assets)                         12.4%

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
           OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

LIQUIDITY

The Bank must maintain, on a daily basis, sufficient funds to cover the withdrawals from depositors' accounts and to supply new borrowers with funds. To meet these obligations, the Bank keeps cash on hand, maintains account balances with its correspondent banks, and purchases and sells federal funds and other short-term investments. Asset and liability maturities are monitored in an attempt to match the maturities to meet liquidity needs. It is the policy of the Bank to monitor its liquidity to meet regulatory requirements and our local funding requirements.

Management is not aware of any significant concentrations of loans to classes of borrowers or industries that would be affected similarly by economic conditions. Although the Bank's loan portfolio is diversified, a substantial portion of its borrowers' ability to honor the terms of their loans is dependent on the economic conditions in Hall County and surrounding areas.

The Bank maintains relationships with correspondent banks that can provide funds to it on short notice, if needed. Presently, the Bank has arrangements with commercial banks for short term unsecured advances up to $3,900,000. No amounts were advanced on these lines at December 31, 2003.

Cash and cash equivalents as of December 31, 2003 decreased $9,989,000 from December 31, 2002. Cash provided by operating activities totaled $274,000 in 2003, while inflows from financing activities totaled $7,671,000, which were attributable to net increases in deposits and proceeds from issuance of common stock.

During 2003, investing activities used $17,935,000 of cash and cash equivalents. Investing activities included net loans made to customers of approximately $21,823,000, purchases of investment securities available-for-sale of $2,517,000, offset by maturities and sales of investment securities available-for-sale of approximately $6,607,000.

OFF  BALANCE  SHEET  ARRANGEMENTS

We are a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of our customers. These financial instruments consist of commitments to extend credit and standby letters of credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Standby letters of credit are written conditional commitments issued by the bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. Most letters of credit extend for less than one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. A commitment involves, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. Our exposure to credit loss in the event of non-performance by the other party to the instrument is represented by the contractual notional amount of the instrument.

Since certain commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. We use the same credit policies in making commitments to extend credit as we do for on-balance-sheet instruments. Collateral held for commitments to extend credit varies but may include unimproved and improved real estate, certificates of deposit or personal property.

The following table summarizes our off-balance-sheet financial instruments whose contract amounts represent credit risk as of December 31, 2003:

          Commitments  to  extend  credit     $  4,310,000
          Standby  letters  of  credit        $    242,000

INFLATION

Inflation impacts the growth in total assets in the banking industry and causes a need to increase equity capital at higher than normal rates to meet capital adequacy requirements. We cope with the effects of inflation through the management of interest rate sensitivity gap position, by periodically reviewing and adjusting its pricing of services to consider current costs and through managing our level of net income relative to our dividend payout policy.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
           OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

SELECTED  RATIOS

The following table sets out certain ratios of the Company for the years indicated.

                                                     2003             2002
                                                     ----             ----

             Net  earnings  (loss)  to:
               Average stockholders' equity         20.94%          (22.74)%
               Average assets                        2.00%           (3.39)%
             Dividends to net earnings (loss)           -                -
             Average equity to average assets        9.54%           14.92%

RECENT  ACCOUNTING  PRONOUNCEMENTS

Accounting  standards  that  have  been  issued  or  proposed  by  the Financial
Accounting Standards Board and other standard setting entities that do not require adoption until a future date are not expected to have a material impact on our consolidated financial statements upon adoption.

                            NBOG BANCORPORATION, INC.

                                 AND SUBSIDIARY


                        CONSOLIDATED FINANCIAL STATEMENTS


                           DECEMBER 31, 2003 AND 2002


                 (WITH INDEPENDENT ACCOUNTANTS' REPORT THEREON)

                               [GRAPHIC  OMITED]


                            Porter Keadle Moore, LLP



               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To  the  Board  of  Directors
NBOG  Bancorporation,  Inc.

We have audited the accompanying consolidated balance sheets of NBOG Bancorporation, Inc. and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NBOG Bancorporation, Inc. and subsidiary as of December 31, 2003 and 2002 and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.



                                               /s/  Porter Keadle Moore, LLP



Atlanta,  Georgia
February  20,  2004

                            NBOG BANCORPORATION, INC. AND SUBSIDIARY

                                   CONSOLIDATED BALANCE SHEETS

                                   DECEMBER 31, 2003 AND 2002

                                                                            2003        2002
                                                                            ----        ----
                                             Assets
                                             ------
Cash and due from banks                                                $ 1,439,912      540,227
Federal funds sold                                                       2,365,000   13,254,000
                                                                       ------------  -----------

      Cash and cash equivalents                                          3,804,912   13,794,227

Investment securities available-for-sale                                 2,744,662    6,940,158
Other investments                                                          207,550      145,250
Loans, net                                                              46,597,520   25,716,715
Premises and equipment, net                                                714,251      664,093
Accrued interest receivable and other assets                             1,538,421      209,084
                                                                       ------------  -----------

                                                                       $55,607,316   47,469,527
                                                                       ============  ===========
                               Liabilities and Shareholders' Equity
                               ------------------------------------

Deposits:
  Non interest-bearing demand                                          $ 2,241,644    1,675,329
  Interest-bearing demand                                                  357,509      339,639
  Savings and money market                                               5,265,995    4,469,832
  Time less than $100,000                                               28,675,606   14,753,024
  Time greater than $100,000                                            12,544,368   21,069,502
                                                                       ------------  -----------

      Total deposits                                                    49,085,122   42,307,326

Accrued interest payable and other liabilities                              45,267      491,372
                                                                       ------------  -----------

      Total liabilities                                                 49,130,389   42,798,698
                                                                       ------------  -----------

Commitments

Shareholders' equity:
  Preferred stock, no par value; 10,000,000 shares authorized;
    no shares issued and outstanding                                             -            -
  Common stock, no par value; 50,000,000 shares authorized; 746,890 and
    655,722 shares issued and outstanding in 2003 and 2002, respectively 7,176,408    6,282,782
  Accumulated deficit                                                     (695,561)  (1,675,008)
  Accumulated other comprehensive (loss) income                             (3,920)      63,055
                                                                       ------------  -----------

      Total shareholders' equity                                         6,476,927    4,670,829
                                                                       ------------  -----------

                                                                       $55,607,316   47,469,527
                                                                       ============  ===========



See accompanying notes to consolidated financial statements.

                       NBOG BANCORPORATION, INC. AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF OPERATIONS

                    FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

                                                               2003          2002
                                                          --------------  -----------
Interest income:
  Interest and fees on loans                              $    3,217,455     925,545
  Interest income on investments                                 149,595     123,512
  Interest income on federal funds sold                           53,639     234,404
                                                          --------------  -----------

    Total interest income                                      3,420,689   1,283,461
                                                          --------------  -----------

Interest expense:
  Interest on deposits                                         1,333,018     876,975
  Other                                                                -       7,450
                                                          --------------  -----------

    Total interest expense                                     1,333,018     884,425
                                                          --------------  -----------

    Net interest income                                        2,087,671     399,036

Provision for loan losses                                        341,305     259,744
                                                          --------------  -----------

    Net interest income after provision for loan losses        1,746,366     139,292
                                                          --------------  -----------

Non-interest income:
  Service charges on deposit accounts                             64,355      17,870
  Gain on sale of investment securities                            4,816           -
  Mortgage origination fees                                      170,092       3,477
  Other                                                           18,846      21,119
                                                          --------------  -----------

    Total non-interest income                                    258,109      42,466
                                                          --------------  -----------

Non-interest expenses:
  Salaries and benefits                                          890,642     736,326
  Occupancy                                                      267,168     184,870
  Professional fees                                              140,449      72,403
  Other                                                          376,526     328,985
                                                          --------------  -----------

    Total non-interest expense                                 1,674,785   1,322,584
                                                          --------------  -----------

    Earnings (loss) before income taxes                          329,690  (1,140,826)

Income tax benefit                                               649,757           -
                                                          --------------  -----------

    Net earnings (loss)                                   $      979,447  (1,140,826)
                                                          ==============  ===========

Net earnings (loss) per share                             $         1.45       (1.74)
                                                          ==============  ===========

Weighted average shares outstanding                       $      673,408     655,722
                                                          ==============  ===========


See accompanying notes to consolidated financial statements.

                                 NBOG BANCORPORATION, INC. AND SUBSIDIARY

                         CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

                                       DECEMBER 31, 2003 AND 2002


                                                                                    2003        2002
                                                                                  ---------  -----------
Net earnings (loss)                                                               $979,447   (1,140,826)
                                                                                  ---------  -----------

Other comprehensive (loss) income, net of tax:

Unrealized comprehensive (loss) income, net of tax:
  Unrealized (losses) gains on investment securities available-for-sale, net of
    associated income tax effect of $32,865 and $0                                 (63,796)      63,055

  Reclassification adjustments for gains on sales of investment securities
    available-for-sale, net of associated  income tax effect of $1,637 and $0       (3,179)           -
                                                                                  ---------  -----------

Other comprehensive (loss) income                                                  (66,975)      63,055
                                                                                  ---------  -----------

Comprehensive income (loss)                                                       $912,472   (1,077,771)
                                                                                  =========  ===========



See accompanying notes to consolidated financial statements.

                                    NBOG BANCORPORATION, INC. AND SUBSIDIARY

                           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002


                                    Common Stock           Stock                     Accumulated
                                  --------------------  Subscription   Accumulated   Comprehensive
                                  Shares     Amount      Receivable      Deficit     Income (Loss)      Total
                                  -------  -----------  -------------  ------------  --------------  -----------
Balance, December 31, 2001              -  $      200           (200)     (534,182)              -     (534,182)

Proceeds from stock offering,
  net of offering costs
  of $273,438                     655,722   6,282,782              -             -               -    6,282,782

Cancellation of organizational
  shares subscription                   -        (200)           200             -               -            -

Change in unrealized gain on
  securities available-for-sale,
  net of tax                            -           -              -             -          63,055       63,055

Net loss                                -           -              -    (1,140,826)              -   (1,140,826)
                                  -------  -----------  -------------  ------------  --------------  -----------

Balance, December 31, 2002        655,722   6,282,782              -    (1,675,008)         63,055    4,670,829

Proceeds from stock offering,
  net of offering costs
  of $18,055                       91,168     893,626              -             -               -      893,626

Change in unrealized loss on
  securities available-for-sale,
  net of tax                            -           -              -             -         (66,975)     (66,975)

Net earnings                            -           -              -       979,447               -      979,447
                                  -------  -----------  -------------  ------------  --------------  -----------

Balance, December 31, 2003        746,890  $7,176,408              -      (695,561)         (3,920)   6,476,927
                                  =======  ===========  =============  ============  ==============  ===========



See accompanying notes to consolidated financial statements.

                                 NBOG BANCORPORATION, INC. AND SUBSIDIARY

                                  CONSOLIDATED STATEMENTS OF CASH FLOWS
                              FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002


                                                                                 2003            2002
                                                                            ---------------  ------------
Cash flows from operating activities:
  Net earnings (loss)                                                       $      979,447    (1,140,826)
    Adjustments to reconcile net earnings (loss) to
      net cash provided (used) by operating activities:
        Provision for loan losses                                                  341,305       259,744
        Depreciation, amortization and accretion                                   168,110       111,930
        Gain on sale of investment securities available-for-sale                    (4,816)            -
        Gain on sale of repossessed assets                                          (2,479)            -
        Change in other assets                                                    (761,181)     (169,931)
        Change in other liabilities                                               (446,104)      470,723
                                                                            ---------------  ------------

          Net cash provided (used) by operating activities                         274,282      (468,360)
                                                                            ---------------  ------------

Cash flows from investing activities:
  Purchases of investment securities available-for-sale                         (2,516,719)   (6,906,472)
  Proceeds from maturities, calls and paydowns of investment
    securities available-for-sale                                                2,595,335             -
  Proceeds from sales of investment securities available-for-sale                4,011,338             -
  Purchases of other investments                                                   (74,900)     (145,250)
  Proceeds from the sale of other investments                                       12,600             -
  Net change in loans                                                          (21,822,551)  (25,976,459)
  Proceeds from the sale of repossessed assets                                      36,784             -
  Purchases of premises and equipment, including construction in progress         (176,906)     (481,717)
                                                                            ---------------  ------------

          Net cash used by investing activities                                (17,935,019)  (33,509,898)
                                                                            ---------------  ------------

Cash flows from financing activities:
  Net change in deposits                                                         6,777,796    42,307,326
  Repayment of notes payable                                                             -    (1,082,140)
  Payment of deferred offering costs                                               (18,055)       (8,921)
  Proceeds from the issuance of common stock                                       911,681     6,556,220
                                                                            ---------------  ------------

          Net cash provided by financing activities                              7,671,422    47,772,485
                                                                            ---------------  ------------

          Net change in cash and cash equivalents                               (9,989,315)   13,794,227

Cash and cash equivalents at beginning of the period                            13,794,227             -
                                                                            ---------------  ------------

Cash and cash equivalents at end of the period                              $    3,804,912    13,794,227
                                                                            ===============  ============

Supplemental information:
  Cash paid during the year for interest                                    $    1,697,119       417,393
                                                                            ===============  ============

Noncash investing and financing activities:
  Change in unrealized (loss) gain on securities
    available-for-sale                                                      $      (66,975)       63,055
                                                                            ===============  ============
  Transfer of loans to other real estate and repossessions                         600,441             -
                                                                            ===============  ============
  Recognition of previously deferred offering costs                                      -       264,517
                                                                            ===============  ============


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

     The Company closed its initial public offering of common stock on November 30, 2001, having sold 630,722 shares for total proceeds of $6,306,220. The subscription proceeds from the offering were released from escrow on March 22, 2002, and shares of the Company's common stock were issued to investors on March 25, 2002. The Company used $6,000,000 of the proceeds from the offering to purchase all of the outstanding common stock of the Bank. The Bank is currently the Company's sole subsidiary, and the Company currently engages in no business other than owning and managing the Bank.

     On May 23, 2002, the Company sold 25,000 shares of its common stock for $250,000 through a private offering exempt from registration under the Securities Act of 1933. In addition, on July 1, 2003, the Company initiated a private offering exempt from registration under the Securities Act of 1933. The private offering ended on December 31, 2003. Proceeds totaling $911,681, net of offering costs of $18,055, were collected from the sale of 91,168 shares.

     Basis  of  Presentation
     -----------------------
     The consolidated financial statements include the accounts of the Company and the Bank. All intercompany accounts and transactions have been eliminated in consolidation. Certain 2002 amounts were reclassified to conform to the 2003 presentation.

     The accounting principles followed by the Company and its subsidiary, and the method of applying these principles, conform with accounting principles generally accepted in the United States of America ("GAAP") and with general practices within the banking industry. In preparing financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ significantly from those estimates. Material estimates common to the banking industry that are particularly susceptible to significant change in the near term include, but are not limited to, the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans.

     Cash and  Cash  Equivalents
     ---------------------------
     For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and federal funds sold.

     Investment  Securities
     ----------------------
     The Company classifies its securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities for which the Company has the ability and intent to hold until maturity. All securities not included in trading or held-to-maturity are classified as available-for-sale. At December 31, 2003 and 2002, all securities are classified as available-for-sale.

                    NBOG BANCORPORATION, INC. AND SUBSIDIARY

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
     Investment  Securities,  continued
     ----------------------
     Available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses, net of the related tax effect, on securities available-for-sale are excluded from earnings and are reported as a separate component of shareholders' equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer.

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

     Loans  and  Allowance  for  Loan  Losses
     ----------------------------------------
     Loans are stated at the principal amount outstanding, net of the allowance for loan losses. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.

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

     Management's judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower's ability to pay, overall portfolio quality and review of specific problem loans. In determining the adequacy of the allowance for loan losses, management uses a loan grading system that rates individual loans into five risk classifications including: average, watch, special mention, substandard, and doubtful. For those Substandard loans determined to be impaired, a Specific Reserve is maintained equal to the portion of the loan that is considered impaired. Certain other variables such as binding commitments, industry trends and concentration risks, local economic and business conditions, and delinquency trends are factored into the calculation of the allowance. The combination of these results is compared monthly to the recorded allowance for loan losses and material differences are adjusted by increasing or decreasing the provision for loan losses.

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

                    NBOG BANCORPORATION, INC. AND SUBSIDIARY

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
     Premises  and  Equipment
     ------------------------
     Premises and equipment are stated at cost less accumulated depreciation. Major additions and improvements are capitalized while maintenance and repairs that do not improve or extend the useful lives of the assets are expensed. When assets are retired or otherwise disposed, the cost and related accumulated depreciation are removed from the accounts, and any gain or loss is reflected in earnings for the period. Depreciation expense for furniture and equipment is computed using the straight-line method based on useful lives ranging from three to seven years. Additionally, leasehold improvements are amortized on a straight-line basis over the shorter period of the related lease term or useful lives.

     Income  Taxes
     -------------
     The  Company  accounts  for  income  taxes  under  the  liability  method.
     Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date.

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

     Net  Earnings  (Loss)  Per  Share
     ---------------------------------
     Net earnings (loss) per common share are based on the weighted average number of common shares outstanding during the period. The effects of potential common shares outstanding, including warrants, are included in diluted earnings per share. For 2003, there were no common stock equivalents as the strike price equaled the market value of the stock during 2003. No common stock equivalents were considered in 2002 as the effects of such would be anti-dilutive to the loss per share calculation.

     Stock  Compensation  Plans
     --------------------------
     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees;" ("APB 25") whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Under ABP 25, stock options issued under the Company's stock option plan have no intrinsic value at the grant date and, as such, no compensation cost is recognized. The Company has elected to continue with the accounting methodology in APB 25. As of December 31, 2003 and 2002, the Company's options had no pro forma effects to net earnings
     (loss) reported as there were no options that vested in the reporting periods.

     Recent  Accounting  Pronouncements
     ----------------------------------
     Accounting standards that have been issued or proposed by the Financial Accounting Standards Board and other standard setting entities that do not require adoption until a future date are not applicable at the present time.

                        NBOG BANCORPORATION, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(2)  INVESTMENT  SECURITIES  AVAILABLE-FOR-SALE
     At December 31, 2003 and 2002 the amortized cost and fair value of investment securities available-for-sale are summarized as follows:

                                                                    2003
                                                ---------------------------------------------
                                                              Gross       Gross     Estimated
                                                Amortized   Unrealized  Unrealized     Fair
                                                   Cost       Gains       Losses      Value
                                                ----------  ----------  ----------  ---------
       U.S. Government agencies                 $1,498,128       1,020       5,533  1,493,615
       Mortgage-backed securities                1,252,473       4,320       5,746  1,251,047
                                                ----------  ----------  ----------  ---------

             Total                              $2,750,601       5,340      11,279  2,744,662
                                                ==========  ==========  ==========  =========

                                                                     2002
                                                ---------------------------------------------
                                                              Gross       Gross     Estimated
                                                Amortized   Unrealized  Unrealized     Fair
                                                   Cost       Gains       Losses      Value
                                                ----------  ----------  ----------  ---------
       U.S. Government agencies and treasuries  $6,024,395      48,084       1,450  6,071,029
       Mortgage-backed securities                  852,708      16,421           -    869,129
                                                ----------  ----------  ----------  ---------

             Total                              $6,877,103      64,505       1,450  6,940,158
                                                ==========  ==========  ==========  =========

     The following outlines the unrealized losses and fair value by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2003:

                                   Less than 12 months      12 months or more           Total
                                 ------------------------  -------------------  ---------------------
                                     Fair      Unrealized   Fair    Unrealized    Fair     Unrealized
                                    Value         Loss      Value      Loss       Value       Loss
                                 ------------  ----------  -------  ----------  ---------  ----------
     U.S. Government agencies    $    492,815       5,533        -           -    492,815       5,533
     Mortgage backed securities       919,088       5,746        -           -    919,088       5,746
                                 ------------  ----------  -------  ----------  ---------  ----------
                                 $  1,411,903      11,279        -           -  1,411,903      11,279
                                 ============  ==========  =======  ==========  =========  ==========

     At December 31, 2003, unrealized losses on the debt securities arose due to changing interest rates and market conditions and are considered to be temporary because of acceptable investment grades where the repayment sources of principal and interest are backed by the U.S. Government and Government sponsored corporations. At December 31, 2003, two out of five securities issued by U.S. Government agencies and Government sponsored corporations, including mortgage-backed securities, contained unrealized losses.

     The amortized cost and estimated fair value of investment securities available-for-sale at December 31, 2003, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

                                 Amortized   Estimated
                                    Cost     Fair Value
                                 ----------  ----------
     U.S. Government agencies:
       1 to 5 years              $1,498,128   1,493,615
     Mortgage-backed securities   1,252,473   1,251,047
                                 ----------  ----------

           Total                 $2,750,601   2,744,662
                                 ==========  ==========

                         NBOG BANCORPORATION, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(2)  INVESTMENT SECURITIES AVAILABLE-FOR-SALE, CONTINUED
     At  December  31,  2003,  securities with a carrying value of approximately
     $80,000 were pledged to secure public deposits. There were no securities pledged to secure public deposits at December 31, 2002.

     For the year ended December 31, 2003, proceeds from sales of investment securities available-for-sale totaled $4,011,338. The Company recognized gross gains of $4,816 on those sales during 2003. There were no sales of investment securities available-for-sale during 2002.

(3)  LOANS
     Major classifications of loans at December 31, 2003 and 2002 are summarized as follows:

                                                2003         2002
                                             -----------  ----------
     Commercial, financial and agricultural  $ 7,213,085   3,291,198
     Real estate - mortgage                   19,222,273   9,502,281
     Real estate - construction               10,671,023   7,707,582
     Consumer                                 10,057,101   5,473,243
                                             -----------  ----------
         Total loans                          47,163,482  25,974,304
     Less allowance for loan losses              565,962     257,589
                                             -----------  ----------
         Loans, net                          $46,597,520  25,716,715
                                             ===========  ==========

     The Bank grants loans and extensions of credit to individuals and a variety of businesses and corporations located primarily in its general trade area of Hall County, Georgia. Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate and is dependent upon the real estate market.

     During 2003 and 2002, the Bank provided $341,305 and $259,744 to the allowance for loan losses, respectively, for potential problem loans and recognized charge-offs of $40,384 and $2,155 and recoveries of $7,452 and $0, respectively.

(4)  PREMISES  AND  EQUIPMENT
     Major classifications of premises and equipment at December 31, 2003 and 2002 are summarized as follows:

                                       2003     2002
                                     --------  -------
     Land and land improvements      $341,569  341,569
     Furniture and equipment          423,593  395,064
     Leasehold improvements            18,445   18,444
     Construction in process          154,882    6,506
                                     --------  -------
                                      938,489  761,583
     Less: Accumulated depreciation   224,238   97,490
                                     --------  -------
                                     $714,251  664,093
                                     ========  =======

     Depreciation expense amounted to $126,748 and $82,561 for 2003 and 2002, respectively.

                    NBOG BANCORPORATION, INC. AND SUBSIDIARY

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(5)  DEPOSITS
     Maturities of time deposits at December 31, 2003 are as follows:

     Maturing in:
       2004        $26,748,533
       2005         12,851,647
       2006            212,283
       2007          1,177,725
       2008            229,786
                   -----------
         Total     $41,219,974
                   ===========

(6)  INCOME  TAXES
     The components of the income tax benefit for the year ended December 31, 2003 are as follows:

     Deferred expense               $   7,405
     Change in valuation allowance   (657,162)
                                    ----------

                                    $(649,757)
                                    ==========

     The difference between income tax expense and the amount computed by applying the statutory federal income tax rate to the earnings before income taxes for the year ended December 31, 2003 relates primarily to the change in the valuation allowance. No income tax benefit was recognized for the year ended December 31, 2002 due to the valuation allowance relating to the net deferred tax asset.

     The following summarizes the components of deferred taxes at December 31, 2003 and 2002:

                                                            2003      2002
                                                          --------  ---------
       Deferred income tax assets:
         Allowance for loan losses                        $203,651   108,161
         Pre-opening expenses                              162,367   205,392
         Premises and equipment                             14,028     8,824
         Operating loss carryforwards                      267,866   334,785
         Net unrealized losses on investments securities
           available-for-sale                                2,019         -
         Other                                               1,845         -
                                                          --------  ---------

           Total gross deferred income tax assets          651,776   657,162
         Less valuation allowance                                -  (657,162)
                                                          --------  ---------

           Net deferred tax asset                         $651,776         -
                                                          ========  =========

     The future tax consequences of the differences between the financial reporting and tax basis of the Company's assets and liabilities resulted in a net deferred tax asset. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. As of December 31, 2003, based upon the projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not that the benefits of these deductible differences will be realized; and therefore management reversed the valuation allowance against this asset.

     At December 31, 2003, the Company had federal and state net operating loss carryforwards for tax purposes of approximately $779,000, which will expire beginning in 2017 if not previously utilized.

                    NBOG BANCORPORATION, INC. AND SUBSIDIARY

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(7)  BORROWINGS
     The Bank had lines of credit available at December 31, 2003 and 2002 totaling $3,900,000 with its correspondent banks, which represent available credit for overnight borrowings from financial institutions. No balances were outstanding as of December 31, 2003 and 2002.

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

     The following summarizes commitments as of December 31, 2003 and 2002:

                                               Approximate
                                             Contract Amount
                                             ----------------
                                               2003       2002
                                           ----------  ---------
     Financial instruments whose contract
      amounts represent credit risk:
        Commitments to extend credit       $4,310,000  5,155,000
        Standby letters of credit          $  242,000     30,000

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

     During 2003, the Bank entered into a contract with an architectural firm and a construction firm for services related to the design and construction of a new main office facility. Commitments remaining under this contract amounted to approximately $1,020,000 at December 31, 2003.

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

                    NBOG BANCORPORATION, INC. AND SUBSIDIARY

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(10) RELATED  PARTY  TRANSACTIONS
     It is the Bank's policy to make loans to directors and officers, including companies in which they have a beneficial interest, in the normal course of business. It is also the Bank's policy to comply with federal regulations that require that loan and deposit transactions with directors and executive officers be made on substantially the same terms as those prevailing at the time made for comparable loans and deposits to other persons.

     The following summary reflects activities for related party loans for 2003:

       Related party loan balances at beginning of year  $ 432,596
       New loans                                           143,425
       Principal repayments                               (380,561)
                                                         ----------

       Related party loan balances at end of year        $ 195,460
                                                         ==========

     As of December 31, 2003 and 2002, deposit accounts for related parties totaled approximately $218,000 and $302,000, respectively.

(11) EMPLOYEE  AND  DIRECTOR  BENEFIT  PLANS
     Stock  Option  Plan  and  Warrants
     ----------------------------------
     Members of the Board of Directors are entitled to receive, in aggregate, 199,736 stock warrants. Each warrant entitles its holder to purchase, at any time within ten years from the date the Bank opened for business, an additional share of the Company's common stock for $10.00. These warrants vest at a rate of 33% annually on each anniversary of the Bank opening, so long as the director has served continuously as a director of the Company from opening date until the particular anniversary and has attended a minimum of 75% of the Board's meetings. In the event of a change in control, the above warrants will vest immediately.

     During 2003, the shareholders approved a stock option plan (the "Option Plan") whereby the Company may grant options to acquire shares of common stock of the Company at the then fair value. A total of 125,000 shares of common stock were reserved for possible issuance under this plan. Vesting periods are established by the board at the date of grant and expire on the tenth anniversary of the grant date.

     A summary of activity related to the Option Plan, for the year ended December 31, 2003 is presented below:

                                                     2003
                                             -----------------------
                                                      Weighted Avg.
                                             Shares  Exercise Price
                                             ------  ---------------
         Outstanding, beginning of the year       -  $             -
         Granted during the year             82,000            10.00
                                             ------

         Outstanding, end of the year        82,000  $         10.00
                                             ======  ===============

         Exercisable at year-end                  -  $         10.00
                                             ======  ===============

The fair value of each option is estimated on the date of grant using the Minimum Value pricing model with the following assumptions: no dividend yield, a risk free interest rate of 3.85% for 2003, and an expected life of 10 years. The weighted average fair value of options granted during 2003 was $3.10. Options have weighted average remaining contractual lives of approximately nine years as of December 31, 2003.

                    NBOG BANCORPORATION, INC. AND SUBSIDIARY

(12) REGULATORY  MATTERS
     The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under certain adequacy guidelines and the regulatory framework for prompt corrective action, specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance-sheet items, as calculated under regulatory accounting practices, must be met. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of Total and Tier 1 Capital to risk-weighted assets, and of Tier 1 Capital to average assets. Management believes, as of December 31, 2003 and 2002, the Company and the Bank met all capital adequacy requirements to which they are subject.

     As of December 31, 2003, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. Additionally, under an agreement with the Office of the Comptroller of the Currency, the Bank is required to maintain a Tier I capital to average asset ratio of no less than 8% for the first three years of operations. The actual capital amounts and ratios for the Bank are also presented in the table. Disclosures related to the Company have been excluded as they did not significantly deviate from the disclosure herein.

                                                                          TO BE WELL
                                                                       CAPITALIZED UNDER
                                                       FOR CAPITAL     PROMPT CORRECTIVE
                                        ACTUAL      ADEQUACY PURPOSES  ACTION PROVISIONS
                                 -----------------  -----------------  -----------------
                                   AMOUNT    RATIO    AMOUNT   RATIO     AMOUNT   RATIO
                                   -------  -------  -------  ------    -------  ------
                                                 (DOLLARS IN THOUSANDS)
     AS OF DECEMBER 31, 2003:
      Total Capital                $ 7,032    16.0%   $ 3,527      8%    $ 4,409     10%
        (to Risk Weighted Assets)
      Tier 1 Capital               $ 6,481    14.7%   $ 1,763      4%    $ 2,646      6%
        (to Risk Weighted Assets)
      Tier 1 Capital               $ 6,481    12.4%   $ 2,086      4%    $ 2,608      5%
        (to Average Assets)
     AS OF DECEMBER 31, 2002:
      Total Capital                $ 4,828    17.0%   $ 2,245      8%    $ 2,806     10%
        (to Risk Weighted Assets)
      Tier 1 Capital               $ 4,570    16.0%   $ 1,123      4%    $ 1,684      6%
        (to Risk Weighted Assets)
      Tier 1 Capital               $ 4,570    11.0%   $ 1,703      4%    $ 2,129      5%
        (to Average Assets)

(13) OTHER  OPERATING  EXPENSES
     Components of other operating expenses which are greater than 1% of interest income and other operating income for the years ended December 31, 2003 and 2002 are as follows:

                                       2003       2002
                                       ----       ----

     Data processing fees          $   83,606     58,516
     Advertising                   $   67,996     92,169
     Insurance                     $   63,597     13,168
     Office supplies               $   43,847     42,546

                               NBOG BANCORPORATION, INC. AND SUBSIDIARY

                         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(14) NBOG BANCORPORATION, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION

                                            Balance Sheets

                                      December 31, 2003 and 2002


                                                                               2003           2002
                                                                          ---------------  -----------
                                     Assets
                                     ------
Cash and interest-bearing deposits                                        $      270,020       37,675
Investment in subsidiary                                                       6,206,907    4,633,154
                                                                          ---------------  -----------

                                                                          $    6,476,927    4,670,829
                                                                          ===============  ===========

                                    Shareholders' Equity
                                    --------------------

Shareholders' equity                                                      $    6,476,927    4,670,829
                                                                          ===============  ===========


                                Statements of Operations

                     For the Years Ended December 31, 2003 and 2002
                                                                               2003           2002
                                                                          ---------------  -----------

Interest income                                                           $          218       52,515
                                                                          ---------------  -----------

Expenses:
  Salaries and benefits                                                                -       27,587
  Other operating                                                                 46,498       31,377
                                                                          ---------------  -----------

      Total expenses                                                              46,498       58,964
                                                                          ---------------  -----------

      Loss before equity in undistributed earnings (loss) of subsidiary          (46,280)      (6,449)

Equity in undistributed earnings (loss) of subsidiary                          1,025,727   (1,134,377)
                                                                          ---------------  -----------

      Net earnings (loss)                                                 $      979,447   (1,140,826)
                                                                          ===============  ===========

                    NBOG BANCORPORATION, INC. AND SUBSIDIARY

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(14) NBOG  BANCORPORATION,  INC.  (PARENT  COMPANY  ONLY) FINANCIAL INFORMATION,
     CONTINUED

                                          Statements of Cash Flows

                               For the Years Ended December 31, 2003 and 2002


                                                                                2003          2002
                                                                            -------------  -----------
     Cash flows from operating activities:
       Net earnings (loss)                                                  $    979,447   (1,140,826)
       Adjustments to reconcile net earnings (loss) to net
         cash (used) provided by operating activities:
           Equity in undistributed (earnings) loss of subsidiary              (1,025,727)   1,134,377
           Change in other                                                             -       18,504
                                                                            -------------  -----------

               Net cash (used) provided by operating activities                  (46,280)      12,055
                                                                            -------------  -----------

     Cash flows used by investing activities consisting of
         capital infusion into subsidiary                                       (615,001)  (5,439,539)
                                                                            -------------  -----------
                                                                                                    -
     Cash flows from financing activities:
     Change in line of credit                                                          -   (1,082,140)
     Proceeds from sale of common stock                                          911,681    6,556,220
     Payments of deferred offering costs                                         (18,055)      (8,921)
                                                                            -------------  -----------

               Net cash provided by financing activities                         893,626    5,465,159
                                                                            -------------  -----------

     Net change in cash                                                          232,345       37,675

     Cash at beginning of year                                                    37,675            -
                                                                            -------------  -----------

     Cash at end of year                                                    $    270,020       37,675
                                                                            =============  ===========

     Supplemental disclosures of cash flow information:
       Cash paid during the year for interest                               $          -        1,000
                                                                            =============  ===========

     Supplemental schedule of noncash financing and investing activities:
       Change in net unrealized (loss) gain on securities
         available-for-sale of subsidiary                                   $    (66,975)      63,055
                                                                            =============  ===========
       Transfer of premises and equipment to Bank                           $          -      264,937
                                                                            =============  ===========